Exhibit 99.1

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT, dated as of December 12, 2016 (the "Signing Date"), is entered into by and between Smeal Fire Apparatus Co., a Nebraska corporation ("Smeal"); Smeal Properties, Inc., a Nebraska corporation ("Properties"); Ladder Tower Co., a Nebraska corporation ("LTC"); U.S. Tanker Co., a Nebraska corporation ("UST" and, together with Smeal, Properties, and LTC, the "Sellers"); Spartan Motors USA, Inc., a South Dakota corporation (together with any assignees pursuant to Section 9.3 below, "Buyer"); and Rod Cerny, as the Representative (defined below). Except as otherwise indicated in this Agreement, capitalized terms used in this Agreement are defined in Article 1 below.

RECITALS

A.     Sellers collectively engineer, design, manufacture, market, and sell vehicle components and apparatus for the fire service industry (the businesses conducted by Sellers referred to as the "Business").

B.     Sellers desire to sell certain assets used in the operation of the Business to Buyer, and Buyer desires to purchase those assets from Sellers, on the terms and conditions set forth in this Agreement.

AGREEMENT

For good and valuable consideration, including the mutual representations, warranties, covenants, and agreements contained in this Agreement, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

When used in this Agreement, the following terms shall have the following meanings:

"Action" means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, or investigation of any nature, civil, criminal, administrative, regulatory, or otherwise, whether at law or in equity.

"Affiliate" of any particular Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such particular Person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, contract, or otherwise.

"Agreement" means this Asset Purchase Agreement, including all of its Schedules and Exhibits.

"Benefit Plan" means any pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each "employee benefit plan" within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by any Seller for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Business or any spouse or dependent of such individual, or under which any Seller or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise.

"CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

"Closing Net Working Capital" means the Net Working Capital calculated as of the Effective Time.

"Closing Payment" means an amount equal to (1) $36,310,000, plus (or minus) (2) the amount by which the Estimated Net Working Capital exceeds (or is less than) $16,516,000.

"Code" means the Internal Revenue Code of 1986, as amended.

"Confidential Information" means any information concerning a Party, its Affiliates, its business, or its assets that is not already generally available to the public, excluding only (1) information that became available to the Recipient on a non-confidential basis from a source other than the Disclosing Party or its representatives and without such source breaching any confidentiality obligation, (2) information that was already known to the Recipient prior to disclosure by or access through the Disclosing Party or its representatives, and (3) information that subsequently becomes publicly available through no fault of the Recipient. Each Recipient shall bear the burden of proving any information is not Confidential Information pursuant to the exceptions in the preceding sentence.

"Contract" means, with respect to any Person, any contract, license, agreement, note, bond, mortgage, indenture, lease, partnership or joint venture agreement, or other agreement, commitment, or legally binding arrangement, whether oral or written, applicable to any such Person or its properties or assets.

"Designated Officers" means Mark Huber, Thomas Ninneman, Jeffrey Scherer, John Kastl, Gary Haseman and Roger Lackore.

"Encumbrance" means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

"Environmental Claim" means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification, and injunctive relief) arising out of, based on, or resulting from: (1) the presence, Release of, or exposure to, any Hazardous Materials; or (2) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

"Environmental Law" means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (1) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (2) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal, or remediation of any Hazardous Materials. The term "Environmental Law" includes the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

"Environmental Notice" means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

"Environmental Permit" means any Permit, letter, clearance, consent, waiver, closure, exemption, decision, or other action required under or issued, granted, given, authorized by, or made pursuant to Environmental Law.

"Estimated Net Working Capital" means an estimate, mutually agreed upon by Buyer and the Representative as of the Closing Date, of the Closing Net Working Capital.

"Equity Interests" means capital stock (including common stock and preferred stock), limited liability company interests, partnership interests, joint venture interests, and any other indicia of equity ownership (including any profits interest).

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated pursuant to such statute.

"ERISA Affiliate" means all employers (whether or not incorporated) that would be treated together with any Seller Party as a "single employer" within the meaning of Section 414 of the Code.

"Escrow Agent" means JPMorgan Chase Bank, NA.

"Escrow Agreement" means the Escrow Agreement to be entered into as of the Closing by and among Buyer, the Representative, and the Escrow Agent, in the form attached as Exhibit A.

"Escrow Amount" means $4,000,000.

"Fraud" means an intentional misrepresentation or concealment of a fact made by one Party to the other Party (with the Sellers deemed to be a single Party for these purposes), with actual knowledge of its falsity, for the purpose of inducing the receiving Party to enter into any Transaction Document, or to consummate any transaction contemplated by any Transaction Document, and upon which the receiving Party reasonably relies with resulting damages.

"GAAP" means United States generally accepted accounting principles in effect from time to time.

"Governmental Authority" means any federal, state, local, or foreign government or political subdivision, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority, or any arbitrator, court, or tribunal of competent jurisdiction.

"Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination, or award entered by or with any Governmental Authority.

"Hazardous Materials" means: (1) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral, or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under any Environmental Law; and/or (2) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

"Indebtedness" means: (1) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money (including interest and prepayment penalties or obligations); (2) any indebtedness evidenced by any note, bond, debenture, or other debt security; (3) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise; (4) any commitment by which a Person assures a creditor against loss (including contingent reimbursement Liability with respect to letters of credit); (5) any indebtedness guaranteed in any manner by a Person (including guarantees in the form of an agreement to repurchase or reimburse); (6) any Liabilities under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor, or otherwise, or with respect to which Liabilities a Person assures a creditor against loss; (7) any indebtedness secured by a Encumbrance on a Person's assets; (8) any unsatisfied obligation for "withdrawal liability" to a "multiemployer plan" as such terms are defined under ERISA; (9) any amounts owed to any Person under any noncompetition or consulting arrangements or any other Contract; and (10) any off-balance sheet financing of any Person, including synthetic leases and project financing. For the sake of clarity, Indebtedness shall not include any amounts owing by any Seller to Spartan or any of its Affiliates.

"Indemnified Party" means the Seller Indemnified Party or the Buyer Indemnified Party, as the case may be, that is making a claim for indemnification pursuant to Article 8.

"Indemnifying Party" means Sellers or Buyer, as the case may be, against whom a claim for indemnification is made pursuant to Article 8.

"Intellectual Property" means all intellectual property and industrial property rights and assets, and all rights, interests, and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (1) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications, and renewals for, any of the foregoing; (2) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, and URLs; (3) works of authorship, expressions, designs, and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (4) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections, and other confidential and proprietary information and all rights in all of the foregoing; (5) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions, and extensions of the foregoing), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor's certificates, petty patents, and patent utility models); (6) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases, and other related specifications and documentation; (7) royalties, fees, income, payments, and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; (8) other proprietary rights; (9) copies and tangible embodiments of any and all of the foregoing (in whatever form or medium); and (10) all rights to any Actions of any nature available to or being pursued by any Seller Party to the extent related to the foregoing, whether accruing before, on, or after the Signing Date, including all rights to and claims for damages, restitution, and injunctive relief for infringement, dilution, misappropriation, violation, misuse, breach, or default, with the right but no obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such damages.

"Intellectual Property Agreements" means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions, and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to any Intellectual Property that is used in or necessary for the conduct of the Business as currently conducted or presently proposed to be conducted to which any Seller is a party, beneficiary, or otherwise bound.

"Intellectual Property Assets" means all Intellectual Property that is owned by any Seller and used in or necessary for the conduct of the Business as currently conducted or presently proposed to be conducted.

"Intellectual Property Registrations" means all Intellectual Property Assets that are subject to any issuance, registration, application, or other filing by, to, or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents, and pending applications for any of the foregoing.

"Investment" as applied to any Person means (1) any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities, or Equity Interest of any other Person and (2) any capital contribution by such Person to any other Person.

"IRS" means the United States Internal Revenue Service.

"Law" means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement, or rule of law of any Governmental Authority.

"Liability" means any liability, debt, obligation, duty, deficiency, Tax, penalty, fine, claim, cause of action, or other loss, cost, or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, or matured or unmatured, and regardless of when asserted.

"Losses" means losses, damages, Liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification pursuant to any Transaction Document and the cost of pursuing any insurance providers.

"Material Adverse Effect" means any event, occurrence, fact, condition, or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (1) the business, results of operations, condition (financial or otherwise), or assets, taken as a whole, (2) the value of the Assets taken as a whole, or (3) the ability of any Seller to consummate the transactions contemplated by this Agreement on a timely basis; provided, however, that "Material Adverse Effect" shall not include any event, occurrence, fact, condition, or change attributable to: (a) general economic or political conditions; (b) conditions generally affecting the industry in which the Business operates; (c) any changes in financial or securities markets in general; (d) acts of war, armed hostilities, or terrorism; or (e) any changes in applicable Laws or GAAP; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (a) through (e) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a materially disproportionate effect on the Business compared to other participants in the industry in which the Business operates.

"Net Working Capital" means (1) current assets acquired in the ordinary course of business, including cash, cash equivalents, marketable securities, accounts receivable (net of allowance for doubtful accounts), other receivables, inventories (including parts, chassis, works in process, and finished goods, but net of inventory reserves) and prepaid expenses and other current assets, less (2) current liabilities incurred in the ordinary course of business, including accounts payable (including for goods and services received but not invoiced), customer deposits and other advance payments from customers, other payables, accrued product liability and warranty, and other accrued expenses and short-term liabilities. Notwithstanding the foregoing, Net Working Capital shall not include any adjustment for amounts owing to or from any Affiliate of any Seller, any accrued or deferred income Taxes, any prepaid Taxes or deferred Tax assets, any Indebtedness, any Taxes payable, any amount payable to Sellers' 401(k) plan, or any Excluded Assets. Net Working Capital shall be calculated in accordance with GAAP and in accordance with the principles, methodologies and example set forth on the attached Schedule 1.

"Non-Compete Agreement" means a Non-Compete Agreement in the form attached as Exhibit B.

"Party" means each of Smeal, Properties, LTC, UST, Buyer, and the Representative.

"Permits" means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances, and similar rights obtained, or required to be obtained, from Governmental Authorities.

"Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, and a Governmental Authority.

"Post-Closing Tax Period" means any taxable period beginning on or after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning on the Closing Date.

"Pre-Closing Tax Period" means any taxable period ending before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on the day before the Closing Date.

"Real Property" means, collectively, the Owned Real Property and the Leased Real Property.

"Release" means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing, or allowing to escape or migrate into or through the environment (including indoor or outdoor ambient air, surface water, groundwater, land surface or subsurface strata or within any building, structure, facility, or fixture).

"Seller" means each of Smeal, Properties, LTC, and UST.

"Sellers' Knowledge" and derivatives thereof means (1) the actual awareness of the appropriate facts by any Designated Officer, and/or (2) the awareness of such facts as would ordinarily come to the attention of any Designated Officer in the performance of his respective duties on behalf of any Seller Party.

"Seller Party" means each Seller and each current or former Affiliate of any Seller, other than any current or former shareholders of Smeal.

"Spartan" means Spartan Motors, Inc., a Michigan corporation.

"Tax" means any federal, state, local, or foreign income, gross receipts, capital gains, franchise, alternative or add-on minimum, estimated, sales, use, goods and services, transfer, premiums, excess and surplus lines, registration, single business, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, employment, disability, payroll, license, employee or other withholding, contributions or other tax, of any kind whatsoever, including any interest, penalties, or additions to tax or additional amounts in respect of the foregoing.

"Tax Return" means any return, declaration, report, claim for refund, information return, or other document (including any related or supporting schedules, statements, or information) filed or required to be filed in connection with the determination, assessment, or collection of Taxes or the administration of any Law relating to any Taxes.

"Transaction Document" means this Agreement, each Non-Compete Agreement, each Assignment and Bill of Sale executed and delivered pursuant to this Agreement, each Assignment and Assumption of Liabilities executed and delivered pursuant to this Agreement, and each other instrument, certificate, or other document delivered by any Party in connection with any of the foregoing.

In addition, the following terms are defined in the following Sections of this Agreement:

Defined Term	Section	Defined Term	Section
Accounting Firm	Section 2.8	Inventory	Section 2.1(b)
Accounts Receivable	Section 2.1(a)	Latest Balance Sheet	Section 5.5
Adjustment Notice	Section 2.8	Leased Real Property	Section 5.11(b)
Applicable Limitation Date	Section 8.1	Leases	Section 5.11(b)
Assets	Section 2.1	LTC	Opening paragraph
Assigned Contracts	Section 2.1(b)	Multiemployer Plan	Section 5.19(b)
Assumed Liabilities	Section 2.3	New Matters	Section 7.9
Authorized Action	Section 7.22	Omitted Matters	Section 7.9
Books and Records	Section 2.1(l)	Owned Real Property	Section 5.11(a)
Business	Recitals	Permitted Encumbrances	Section 5.10(b)
Buyer	Opening paragraph	Properties	Opening paragraph
Buyer Indemnified Parties	Section 8.2	Purchase Price	Section 2.6
Buyer's Calculation	Section 2.8	Qualified Benefit Plan	Section 5.19(b)
Closing	Section 2.5	Recipient	Section 7.19
Closing Date	Section 2.5	Representative	Section 7.22

Defined Term	Section	Defined Term	Section
Disclosing Party	Section 7.19	Reserved Indemnification Claims	Section 8.6
Dispute Notice	Section 2.8	Seller Indemnified Parties	Section 8.4
Effective Date	Section 2.5	Signing Date	Opening paragraph
Election Date	Section 5.12(g)	Smeal	Opening paragraph
Excluded Assets	Section 2.2	Tangible Personal Property	Section 2.1(e)
Excluded Contracts	Section 2.2(a)	Tax Dispute Notice	Section 2.13
Excluded Liabilities	Section 2.4	Tax Gross-Up	Section 2.13
Financial Statements	Section 5.5	Termination Date	Section 7.1(b)
Fundamental Representations	Section 8.1	UST	Opening paragraph
Insiders	Section 5.22

ARTICLE 2

TRANSACTIONS

2.1.     Sale of Assets. Subject to the terms and conditions set forth in this Agreement, at the Closing, Sellers shall sell, assign, transfer, convey, and deliver to Buyer, and Buyer shall purchase from Sellers, all of each Seller's right, title, and interest in, to, and under all of the assets, properties, and rights of every kind and nature, whether real, personal, or mixed, tangible or intangible (including goodwill), wherever located, and whether now existing or hereafter acquired, which relate to, or are used by or held for use in connection with, the Business (collectively, the "Assets"), free and clear of all Encumbrances other than Permitted Encumbrances; provided, however, that the Assets shall not include the Excluded Assets. The Assets specifically include:

(a)     all accounts or notes receivable held by any Seller, and any security, claim, remedy, or other right related to any of the foregoing ("Accounts Receivable"), excluding the Accounts Receivable set forth on Schedule 2.2(d);

(b)     all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts, and other inventories ("Inventory");

(c)     all Contracts, including Intellectual Property Agreements, set forth on Schedule 2.1(c) (the "Assigned Contracts");

(d)     all Intellectual Property Assets;

(e)     all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones, and other tangible personal property (the "Tangible Personal Property");

(f)     all Owned Real Property and all rights pursuant to the Leases;

(g)     all assignable Permits, including Environmental Permits, that are held by any Seller and required for the conduct of the Business as currently conducted or for the ownership and use of the Assets, including those listed on Schedule 5.25;

(h)     all rights to any Actions of any nature available to or being pursued by any Seller to the extent related to the Business, the Assets, or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;

(i)     all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums, and fees (excluding any such item relating to the payment of Taxes other than Taxes payable with respect to any Real Property or Tangible Personal Property), to the extent included in the calculation of Closing Net Working Capital;

(j)     all of each Seller's rights under warranties, indemnities and all similar rights against third Persons to the extent related to any Assets;

(k)     all insurance benefits, including rights and proceeds, arising from or relating to the Business, the Assets, or the Assumed Liabilities, to the extent included in the calculation of Closing Net Working Capital;

(l)     originals, or where not available, copies, of all books and records, including books of account, ledgers, and general, financial, and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research, and files relating to the Intellectual Property Assets and the Intellectual Property Agreements ("Books and Records");

(m)     all right, title, and interest in and to use of each Seller's name (on a royalty-free basis) within the industries in which any Seller, Spartan, or any of their respective Affiliates currently operate;

(n)     all goodwill and the going concern value of the Business; and

(o)     all cash, cash equivalents, bank accounts, marketable securities, and other current assets of any Seller, to the extent included in the calculation of Closing Net Working Capital.

2.2.     Excluded Assets. The "Excluded Assets" shall consist only of:

(a)     Contracts, including Intellectual Property Agreements, that are not Assigned Contracts (the "Excluded Contracts");

(b)     the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account, or other records having to do with the corporate organization of any Seller;

(c)     all Benefit Plans and assets attributable to Benefit Plans;

(d)     the assets specifically set forth on Schedule 2.2(d); and

(e)     the rights that accrue or will accrue to any Seller under the Transaction Documents.

2.3.     Limited Assumption of Liabilities.

(a)     Subject to the terms and conditions set forth in this Agreement, at the Closing, Sellers shall assign to Buyer, and Buyer shall assume from Sellers, only the following Liabilities (the "Assumed Liabilities") and no other Liabilities:

(i)     all current liabilities of any Seller to third parties in connection with the Business that remain unpaid as of the Closing Date (including accrued paid time off (PTO), sick pay, vacation pay, and similar compensation), but only to the extent included in the calculation of Closing Net Working Capital;

(ii)     all Liabilities in respect of the Assigned Contracts (including all unfulfilled customer commitments, quotations, purchase orders, customer orders, and work orders outstanding, pending, or in process as of Closing, to the extent included within the Assigned Contracts), but only to the extent that such Liabilities are required to be performed after the Effective Time and do not relate to any failure to perform, improper performance, warranty, or other breach, default, or violation by any Seller Party on or prior to the Closing;

(iii)     Liabilities relating to costs incurred to notify owners and remedy non-compliances with Federal motor vehicle safety standards or safety-related defects that are determined by Buyer or by the National Highway Traffic Safety Administration to exist in any products developed, manufactured, certified, sold, or delivered by any Seller Party prior to the Closing Date. Notwithstanding the foregoing, (a) if the aggregate Liabilities incurred by Buyer under this Section 2.3(a)(iii) exceed $1,000,000, Buyer shall have a claim for indemnification pursuant to Section 8.2(e); and (b) neither Buyer nor any Affiliate of Buyer shall be deemed a manufacturer of any such products for any purpose, including under any federal, state or local laws or regulations (including but not limited to the National Traffic and Motor Vehicle Safety Act, the Transportation Recall Enhancement, Acceleration and Documentation (TREAD) Act and any rules or regulations adopted by the National Highway Traffic Safety Administration);

(iv)     Liability relating to claims made by any Person that any product manufactured or sold by any Seller prior to the Closing breached any warranty provided by such Seller to such Person in writing, as long as such warranty has been disclosed to Buyer in this Agreement. For the sake of clarity, the Assumed Liabilities do not include any Liability relating to any warranty given by any Seller that has not been properly disclosed to Buyer on Schedule 5.24; and

(v)     any product Liability or similar claim for injury to a Person or property by reason of the improper performance or malfunctioning of a product; improper design or manufacture; improper warnings to any users of Product (whether in written instructional materials, located on the product, in marketing literature or otherwise); improper or deficient training of users of the products or other product defects of any products manufactured, assembled or sold (or leased or otherwise used by any Person with the consent of a Seller) by any Seller at any time prior to the Closing Date (in each instance whether such liability arises under theories of negligence, strict liability, bailment and/or otherwise), but only to the extent that the occurrence giving rise to a Liability described in this Section 2.3(a)(v) occurs after Closing.

(b)     Notwithstanding the foregoing or anything in this Agreement to the contrary, Sellers and the Representative acknowledge that neither Buyer nor any Affiliate of Buyer shall be deemed to be the manufacturer for any purpose (including under the National Traffic & Motor Vehicle Safety Act and regulations adopted by the National Highway Traffic Safety Administration) of any products developed, manufactured, sold, licensed, certified, or delivered by any Seller Party prior to the Closing Date.

(c)     For the sake of clarity, the Assumed Liabilities described in Section 2.3(a)(i) above include only the dollar amount of such Liabilities included in the calculation of Closing Net Working Capital and do not include, for example, any Liability relating to a claim that any Seller failed to properly pay any compensation or other payable. In addition, all compensation-related Assumed Liabilities described in Section 2.3(a)(i) shall be paid by the applicable Seller that is the employer but shall be funded by Buyer.

2.4.     Excluded Liabilities. Notwithstanding Section 2.3 or any other provision in any Transaction Document to the contrary, Buyer shall not assume and shall not be responsible to pay, perform, or discharge any Liabilities of any Seller Party or relating to the Business or any of any Seller's assets of any kind or nature whatsoever, other than the Assumed Liabilities (the "Excluded Liabilities"). Sellers shall be jointly and severally liable for the full payment and discharge of all Excluded Liabilities as and when due. The Excluded Liabilities include:

(a)     except as set forth in Section 2.12 below, any Liability for (i) Taxes of any Seller (or any shareholder or Affiliate of any Seller) or relating to the Business, the Assets, or the Assumed Liabilities for any Pre-Closing Tax Period; (ii) Taxes that arise out of the consummation of the transactions contemplated by this Agreement or that are the responsibility of any Seller pursuant to this Agreement or any other Transaction Document; or (iii) other Taxes of any Seller (or any shareholder or Affiliate of any Seller) of any kind or description, including any Liability for Taxes of any Seller (or any shareholder or Affiliate of any Seller) that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of Contract or Law;

(b)     except as set forth in Section 2.3(a)(i) above and Section 7.24 below, any Liability in any way related to salaries, wages, sick pay, vacation pay, severance pay, savings plans, gain-sharing plans, severance, termination benefits, deferred compensation, pension, profit sharing, retirement, health, dental, or other Benefit Plans, including any employee pension benefit plan or any other obligations for the benefit of any current or former personnel (including any employee, officer, director, retiree, independent contractor, or consultant) of any Seller Party, arising out of the employment or engagement of such personnel (with respect to employees hired by Buyer pursuant to Section 7.11 below, until the Effective Time, and with respect to all other employees, at any time) or the termination of the employment or engagement of any such personnel by a Seller Party upon or in connection with the Closing;

(c)     any Indebtedness;

(d)     except as set forth in Section 2.3(a)(i) above, any Liability to any Affiliate of any Seller Party (including for any intercompany transactions), including any current or former shareholder and/or any Insider;

(e)     any Liability pursuant to or with respect to any Contract, except as may be expressly and specifically included within the Assumed Liabilities;

(f)     any Liability arising under any arbitration or litigation proceeding, whether or not disclosed in this Agreement;

(g)     except as set forth in Section 2.3(a)(i) above, the current portion of any other Liability required by GAAP to be recorded as a long-term liability;

(h)     any Liability related to any Seller Party's operations or activities, whether before or after Closing, except to the extent included within the Assumed Liabilities;

(i)     any Liabilities of any Seller or the Representative arising or incurred in connection with the negotiation, preparation, investigation, and performance of the Transaction Documents and the transactions contemplated by the Transaction Documents, including fees and expenses of counsel, accountants, consultants, advisers, and others;

(j)     any Liabilities relating to or arising out of the Excluded Assets;

(k)     except to the extent set forth in Section 2.3(a)(iii), any Liabilities in respect of any pending or threatened Action arising out of, relating to, or otherwise in respect of the operation of the Business or the Assets to the extent such Action relates to such operation prior to the Closing Date;

(l)      any Environmental Claims, or Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances, or conditions existing prior to the Closing Date;

(m)     any accounts payable of any Seller that are not included within the Closing Net Working Capital calculation;

(n)     any Liabilities of the Business relating or arising from unfulfilled commitments, quotations, purchase orders, customer orders, or work orders that (i) do not constitute part of the Assets issued by the Business' customers to any Seller on or before the Closing; (ii) did not arise in the ordinary course of business; or (iii) are not validly and effectively assigned to Buyer pursuant to this Agreement;

(o)     except to the extent set forth in Section 2.3(a)(i) above, any Liabilities to indemnify, reimburse, or advance amounts to any present or former officer, director, employee, or agent of any Seller Party (including with respect to any breach of fiduciary obligations);

(p)     any Liabilities under the Excluded Contracts or any other Contracts, including Intellectual Property Agreements, (i) that are not validly and effectively assigned to Buyer pursuant to this Agreement; (ii) that do not conform to the representations and warranties with respect to such Contracts contained in this Agreement; or (iii) to the extent such Liabilities arise out of or relate to a breach by any Seller Party of such Contracts prior to Closing;

(q)     any Liabilities arising out of, in respect of, or in connection with the failure by any Seller Party or any of its Affiliates to comply with any Law or Governmental Order; and

(r)     except to the extent set forth in Section 2.3(a)(v) above, any product Liability or similar claim for injury to a Person or property by reason of the improper performance or malfunctioning of a product; improper design or manufacture; improper warnings to any users of Product (whether in written instructional materials, located on the product, in marketing literature or otherwise); improper or deficient training of users of the products or other product defects of any products manufactured, assembled or sold (or leased or otherwise used by any Person with the consent of a Seller) by any Seller at any time prior to the Closing Date (in each instance whether such liability arises under theories of negligence, strict liability, bailment and/or otherwise).

2.5.     Closing. The consummation of the sale of the Assets and the other transactions described in this Agreement (the "Closing") shall occur at a date and time mutually agreeable to Buyer and the Representative (the "Closing Date") within 5 business days after all of the conditions set forth in Article 3 below have been satisfied (excluding such conditions that are to be fulfilled at the Closing). The Closing shall be effective as of 12:01 a.m. on the Closing Date (the "Effective Time"). The Parties shall use their respective best efforts to hold the Closing on January 1, 2017, to be effective at 12:01 a.m. on January 1, 2017, in which case the Parties will conduct a physical inventory of the Assets within the 5 business days after the Closing. If the Closing occurs after January 1, 2017, the physical inventory will be conducted within 5 business days prior to Closing Date, unless the Parties agree otherwise.

2.6.     Purchase Price. In consideration for the sale of the Assets by Sellers to Buyer and the other covenants made by Sellers and the Representative pursuant to this Agreement, Buyer agrees to assume the Assumed Liabilities and to pay and transfer to Sellers (a) the Closing Payment, plus (or minus) (b) the amount by which the Closing Net Working Capital exceeds (or is less than) the Estimated Net Working Capital, pursuant to the procedures set forth in Section 2.8 below, plus (c) the Tax Gross-Up, pursuant to the procedures set forth in Section 2.13 below (collectively, the "Purchase Price").

2.7.     Payment of Closing Payment. Subject to the terms and conditions of this Agreement, at the Closing (or, if the Closing Date is January 1, 2017, then on the first business day after the Closing Date), Buyer shall pay the Closing Payment as follows:

(a)     Buyer shall be entitled to deduct and withhold from the Closing Payment all Taxes that Buyer may be required to deduct and withhold under any provision of Law (whereupon Buyer shall immediately remit to the appropriate taxing authority and provide reasonable evidence thereof to Seller), and all such withheld amounts shall be treated as delivered to Sellers pursuant to this Agreement;

(b)     The Escrow Amount shall be deposited by wire transfer of immediately available funds into an account designated by the Escrow Agent and shall be held and distributed in accordance with the terms of the Escrow Agreement to satisfy (i) any adjustments to the Purchase Price in favor of Buyer pursuant to this Agreement; and (ii) any and all claims made by Buyer or any other Buyer Indemnitee pursuant to any Transaction Document;

(c)     Buyer shall pay all Indebtedness of any Seller as of the Closing in accordance with the payoff certificate attached as Schedule 2.7(c); and

(d)     The balance of the Closing Payment shall be paid by wire transfer of immediately available funds to an account designated in writing by the Representative to Buyer no later than two business days prior to the Closing Date.

2.8.     Closing Adjustments. Within 90 days following the Closing Date, Buyer shall prepare at its expense and in accordance with GAAP, a consolidated balance sheet for Sellers as of the Closing Date and its determination ("Buyer's Calculation") of the Closing Net Working Capital and shall deliver such Closing Date balance sheet and Buyer's Calculation in writing to the Representative (the "Adjustment Notice"). Notwithstanding anything to the contrary contained herein, in no event shall the Closing Net Working Capital (for purposes of this Agreement) reflect any increase in the reserves or allowances for product warranties or inventory from the balances used on Schedule 1. For the avoidance of doubt, the Adjustment Notice shall reflect the proration of operating expenses (including Taxes relating to the Real Property) described in Section 2.12. Buyer shall give the Representative reasonable access to the books and records of Buyer as he may reasonably request in his review of the Adjustment Notice. The Representative shall have 30 days from receipt of the Adjustment Notice to notify Buyer if he disputes the Buyer's Calculation (the "Dispute Notice"). If the Representative does not send a timely Dispute Notice, Sellers and the Representative will be deemed to have accepted Buyer's Calculation as the Closing Net Working Capital, and the Buyer's Calculation shall be final and binding on all Parties. If the Representative timely sends a Dispute Notice, the Dispute Notice shall specify the Representative's determination of the Closing Net Working Capital, shall specify in reasonable detail the nature of any disagreement with the Buyer's Calculation, and shall include all supporting schedules, analyses, working papers, and other reasonably necessary supporting documentation; however, such Dispute Notice shall not be deemed ineffective (regardless of the level of detail and supporting documentation) if timely made in good faith by the Representative. Upon receipt of a timely Dispute Notice, Buyer and the Representative shall in good faith and with reasonable efforts attempt to agree on the Closing Net Working Capital. If Buyer and the Representative cannot agree upon the Closing Net Working Capital within 30 days after the Dispute Notice was provided, then Buyer and the Representative shall agree to retain an independent, reputable accounting firm as chosen by mutual agreement of Buyer and the Representative, to determine the Closing Net Working Capital (the chosen firm is referred to as the "Accounting Firm") and shall request that such Accounting Firm make such determination within 60 days of such engagement or as soon as practicable thereafter. The parties may present their respective positions regarding the disputed matters, and supporting evidence, in accordance with reasonable procedures to be established by the Accounting Firm. The Accounting Firm's determination of Closing Net Working Capital shall be final and binding on the Parties. Such determination shall be reflected in a written report, which will be promptly delivered to Buyer and the Representative. The cost of the Accounting Firm shall be borne by the Party (either Buyer or Sellers) whose determination of the Closing Net Working Capital was furthest from the determination of the Accounting Firm, provided that if Buyer's and the Representative's determination of Closing Net Working Capital were each within plus or minus 10% of the Accounting Firm's determination, the cost shall be borne equally by Buyer, on one hand, and Sellers, on the other hand. If the Closing Net Working Capital exceeds the Estimated Net Working Capital, Buyer shall pay the amount of such excess to the Representative within 5 business days of the determination of the Closing Net Working Capital. If, on the other hand, the Estimated Net Working Capital exceeds the Closing Net Working Capital, the Representative shall pay the amount of such excess to Buyer within 5 business days of the determination of the Closing Net Working Capital.

2.9.     Allocation of Purchase Price. The Parties hereby agree to an allocation of the Purchase Price among the Assets as set forth in Schedule 2.9. Buyer and Sellers agree to prepare IRS Form 8594 in accordance with such agreed-upon allocation and to attach such completed Form 8594 to their respective timely filed federal income Tax Returns for the taxable year that includes the Closing Date. Buyer and Sellers agree they will file all of their respective Tax Returns with appropriate Governmental Authorities consistent with such allocation and Form 8594 and that no Party will take any action or maintain any position inconsistent with such allocation and Form 8594.

2.10.     Closing Deliveries by Sellers and the Representative. In addition to any other items any Seller or the Representative is required to deliver at Closing (or in order to fulfill any condition set forth in Article 3), at the Closing, Sellers and the Representative shall deliver to Buyer all of the following items, each in a form satisfactory to Buyer:

(a)     a certificate duly executed by an authorized officer or manager of each Seller, dated as of the Closing Date, stating that the conditions set forth in Sections 3.1, 3.2, and 3.3 have been fully satisfied;

(b)     good standing certificates for each Seller from the state of its organization and from each jurisdiction in which such Seller is qualified to do business as a foreign corporation, in each case dated as of a date within seven days of the Closing Date;

(c)     for each Seller, an Assignment and Bill of Sale in the form attached as Exhibit C, duly executed by such Seller, along with the original instruments and/or certificates of title representing, evidencing, or constituting any of the Assets;

(d)     to the extent required by Buyer, separate assignments of any of the Assets, conveying such Assets free and clear of all Encumbrances other than Permitted Encumbrances, in recordable form (if required by Buyer) and otherwise in the form required by any applicable Governmental Authority or third Person with which such assignment is filed or delivered or recorded;

(e)     for each Seller, an Assignment and Assumption of Liabilities in the form attached as Exhibit D, duly executed by such Seller;

(f)     [intentionally omitted];

(g)     a payoff certificate, in substantially the form attached as Schedule 2.7(c), certifying the payoff amount of all Indebtedness of any Seller existing as of the Closing, together with payoff letters and lien terminations from the related lenders in form and substance satisfactory to Buyer;

(h)     a legal opinion from Smeal's legal counsel in the form attached as Exhibit E;

(i)     all consents and approvals described on Schedule 5.16;

(j)     Non-Compete Agreements, duly executed by each shareholder of Seller listed on Schedule 2.10(j);

(k)     documentation satisfactory to Buyer pursuant to which each Seller will change its corporate name to a name that does not comprise any rights or marks included within the Assets and is otherwise not likely to be confused with any such rights or marks; and

(l)     such other agreements, instruments, certificates, and documents relating to the transactions contemplated by this Agreement as Buyer may reasonably request.

2.11.     Closing Deliveries by Buyer. In addition to any other items Buyer is required to deliver at Closing (or in order to fulfill any condition set forth in Article 4), at the Closing, Buyer shall deliver to Sellers and the Representative all of the following items, each in a form satisfactory to the Representative:

(a)     a certificate of Buyer duly executed by an authorized officer or manager of Buyer, dated as of the Closing Date, stating that the conditions set forth in Sections 4.1 and 4.2 have been fully satisfied;

(b)     a good standing certificate for Buyer from the state of its organization dated as of a date within seven days of the Closing Date;

(c)     for each Seller, an Assignment and Assumption of Liabilities in the form attached as Exhibit D, duly executed by Buyer;

(d)     a legal opinion from Buyer's outside legal counsel in the form attached as Exhibit E; and

(e)     such other agreements, instruments, certificates, and documents relating to the transactions contemplated by this Agreement as the Representative may reasonably request.

2.12.     Prorations. The following prorations relating to the Assets and Assumed Liabilities will be made as of the Effective Time, with Sellers liable to the extent such items relate to any time period up to the Effective Time and Buyer liable to the extent such items relate to periods subsequent to the Effective Time: (a) Taxes payable with respect to the Tangible Personal Property; (b) the amount of Taxes on or with respect to the Owned Real Property, in accordance with local custom; and (c) the amount of all rent payments, charges for common area maintenance (CAM), charges for sewer, water, fuel, telephone, electricity, natural gas, and other utilities and similar charges for the Leased Real Property; provided that, if practicable, meter readings for such utilities will be taken at the Closing Date and the respective obligations of the Parties determined in accordance with such readings. If any item described in this Section 2.12 cannot be prorated, adjusted, or determined as of the Effective Time, then it shall be separately prorated, adjusted, determined, and paid by the responsible Party as soon as practicable following the Closing Date. If any of the foregoing proration amounts cannot be determined as of the Closing Date due to final bills therefor not being issued as of the Closing Date, the Parties will use agreed upon estimates, and such estimates shall be deemed to be conclusive.

2.13.     Tax Gross-Up. If the Closing occurs, then no later than April 1, 2018, Buyer shall pay an amount equal to the Tax Gross-Up by wire transfer of immediately available funds to an account designated in writing by the Representative upon 5 business days' request by Buyer. "Tax Gross-Up" means an amount equal to the state and federal income Taxes payable by the shareholders of Smeal with respect to the tax year ended December 31, 2017, resulting from Buyer's purchase of Assets and assumption of Assumed Liabilities described in this Agreement, but applying each of the assumptions (regardless of actual facts) described on Schedule 2.13. Sellers and the Representative shall provide Buyer with all complete and accurate information, including supporting documentation, requested by Buyer as reasonably necessary for Buyer to calculate and verify the Tax Gross-Up. At the time it pays the Tax Gross-Up, Buyer shall deliver to the Representative its calculation of the Tax Gross-Up. The Representative shall have 30 days from receipt of such calculation to notify Buyer if he disputes Buyer's calculation of the Tax Gross-Up (the "Tax Dispute Notice"). If the Representative does not send a timely Tax Dispute Notice, Sellers and the Representative will be deemed to have accepted Buyer's calculation of the Tax Gross-Up as, and such calculation shall be final and binding on all Parties. If the Representative timely sends a Tax Dispute Notice, the Tax Dispute Notice shall specify the Representative's determination of the Tax Gross-Up, shall specify in reasonable detail the nature of any disagreement with Buyer's calculation of the Tax Gross-Up, and shall include all supporting schedules, analyses, working papers, and other reasonably necessary supporting documentation; however, such Tax Dispute Notice shall not be deemed ineffective (regardless of the level of detail and supporting documentation) if timely made in good faith by the Representative. Upon receipt of a timely Tax Dispute Notice, Buyer and the Representative shall in good faith and with reasonable efforts attempt to agree on the Tax Gross-Up. If Buyer and the Representative cannot agree upon the Tax Gross-Up within 30 days after the Tax Dispute Notice was provided, then Buyer and the Representative shall retain the Accounting Firm to make such determination of the Tax Gross-Up within 60 days of such engagement or as soon as practicable thereafter. The Parties may present their respective positions regarding the disputed matters, and supporting evidence, in accordance with reasonable procedures to be established by the Accounting Firm. The Accounting Firm's determination of the Tax Gross-Up shall be final and binding on the Parties. Such determination shall be reflected in a written report, which will be promptly delivered to Buyer and the Representative. The cost of the Accounting Firm shall be borne by the Party (either Buyer or Sellers) whose determination of the Tax Gross-Up was furthest from the determination of the Accounting Firm, provided that if Buyer's and the Representative's determination of the Tax Gross-Up were each within plus or minus 10% of the Accounting Firm's determination, the cost shall be borne equally by Buyer, on one hand, and Sellers, on the other hand. If the Tax Gross-Up, as finally determined by this Section 2.13, exceeds the amount paid by Buyer pursuant to this Section 2.13, the Representative shall refund the amount of such excess to Buyer within 5 business days of the final determination of the Tax Gross-Up pursuant to this Section 2.13. If, on the other hand, the Tax Gross-Up, as finally determined by this Section 2.13, is less than the amount paid by Buyer pursuant to this Section 2.13, Buyer shall pay the amount of such shortfall to the account designated by the Representative within 5 business days of the final determination of the Tax Gross-Up pursuant to this Section 2.13.

ARTICLE 3

CONDITIONS TO OBLIGATIONS OF BUYER

Buyer's obligation to complete the Closing pursuant to this Agreement shall be subject to the fulfillment prior to the Closing of each of the conditions set forth below, except to the extent any such condition is waived by Buyer. Any such waiver shall be in writing and signed by Buyer, except that any condition set forth in this Article 3 shall be deemed waived by Buyer if the Representative provides written notice of such unsatisfied condition to Buyer at the Closing and Buyer proceeds with and consummates the Closing.

3.1.     Representations and Warranties; Covenants. Each of the representations and warranties made by Sellers in this Agreement, including those set forth in Article 5 below, shall be true and correct at and as of the Closing (except for those representations which refer to facts existing at a specific date, which shall be true and correct as of such date), except for such inaccuracies as do not constitute a Material Adverse Effect, and each Seller and the Representative shall have performed, complied with, or fulfilled all of the covenants and agreements required to be performed by them, in all material respects, pursuant to this Agreement prior to or at the Closing.

3.2.     No Litigation. No Action shall be pending or threatened before any Governmental Authority in which it is sought to restrain or prohibit any of the transactions contemplated by any Transaction Document or that, if adversely determined to Buyer or any Seller, could reasonably be expected to have a Material Adverse Effect, and no injunction, judgment, order, decree, or ruling with respect to any such Action shall be in effect.

3.3.     No Material Adverse Effect. Since the Signing Date, there shall have been no Material Adverse Effect.

3.4.     Consents and Approvals. The consents and approvals set forth on Schedule 5.16 shall have been obtained on terms reasonably satisfactory to Buyer.

3.5.     Closing Deliveries. All Closing deliveries required by Section 2.10 above shall have been delivered.

3.6.     New Information. Any additional or new information regarding the Assets or the Business that is added to any Schedule to this Agreement or required to be added in order to make any representation or warranty made by any Seller or the Representative in this Agreement accurate shall not constitute a Material Adverse Effect.

3.7.     Dealers. No event shall have occurred between the Signing Date and the Closing Date (such as a failure by any Seller to properly fulfill an order given by any such dealer) that would be reasonably likely to have a material adverse effect on any dealer relationship described on the attached Schedule 3.7.

ARTICLE 4

CONDITIONS TO OBLIGATIONS OF sellerS

The obligation of Sellers to complete the Closing pursuant this Agreement shall be subject to the fulfillment prior to the Closing of each of the conditions set forth below, except to the extent any such condition is waived by the Representative. Any such waiver shall be in writing and signed by the Representative, except that any condition set forth in this Article 4 shall be deemed waived by Sellers if Buyer provides written notice of such unsatisfied condition to the Representative at the Closing and Sellers and the Representative proceed with and consummate the Closing.

4.1.     Representations and Warranties; Covenants. Each of the representations and warranties made by Buyer in this Agreement, including those set forth in Article 6 below, shall be true and correct in all material respects at and as of the Closing (except for those representations which refer to facts existing at a specific date, which shall be true and correct as of such date), and Buyer shall have performed, complied with, or fulfilled all of the covenants and agreements required to be performed by it, in all material respects, pursuant to this Agreement prior to or at the Closing.

4.2.     No Litigation. No Action shall be pending or threatened before any Governmental Authority in which it is sought to restrain or prohibit any of the transactions contemplated by any Transaction Document, and no injunction, judgment, order, decree, or ruling with respect to any such Action shall be in effect.

4.3.     Closing Deliveries. All Closing deliveries required by Section 2.11 above shall have been delivered.

4.4.     Purchase Price. The Purchase Price shall have been paid in accordance with Section 2.7.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers jointly and severally make the following representations and warranties to Buyer, which representations and warranties shall survive the Closing Date to the extent set forth in Section 8.1 below.

5.1.     Organization; Standing; Power. Each Seller is a corporation that has been duly organized and is validly existing and in good standing under the laws of the State of Nebraska, and possesses all requisite power and authority to own, lease, and operate its properties and to carry on its business as now being conducted. Each Seller is duly qualified to transact business in every jurisdiction in which the failure to so qualify could have a Material Adverse Effect, and each such jurisdiction is set forth on Schedule 5.1.

5.2.     Authorization. Each Seller and each Person (other than Buyer) that is a party to any Transaction Document has all requisite power and authority to execute and deliver each of the Transaction Documents to which such Person is a party and to consummate all transactions contemplated by such Transaction Documents. The execution, delivery, and performance of each of the Transaction Documents to which any Seller or any such Person is a party have been duly authorized by all corporate and other action required of such Seller or such Person, as the case may be, including the requisite approval of the shareholders of Smeal pursuant to applicable Law. Each of the Transaction Documents to which any Seller or any such Person is a party has been duly executed and delivered by such Seller or such Person, as the case may be, and, assuming the due authorization, execution, and delivery of such Transaction Document by Buyer, constitutes a valid and binding obligation of such Seller or such Person, as the case may be, enforceable against it in accordance with its terms, subject to the effects of (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other Laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity.

5.3.     No Conflict or Breach. Except as set forth on Schedule 5.3, the execution and delivery by each Seller and each Person (other than Buyer) of each Transaction Document to which such Person is a party, and the consummation of all transactions contemplated by such Transaction Documents (including the sale of the Assets and Business to Buyer in accordance with the terms of this Agreement), do not and will not (a) conflict with or result in a breach of the terms, conditions, or provisions of, (b) constitute a default under (whether with or without the passage of time, the giving of notice, or both), (c) result in the creation of any Encumbrance upon the Equity Interests or assets of any Seller (including any of the Assets) pursuant to, (d) give any Person the right to modify, terminate, or accelerate any obligation under, or (e) require any authorization, consent, approval, exemption, or other action by or notice or declaration to, or filing with, any Governmental Authority or any other third Person pursuant to: the articles of incorporation, bylaws, and/or other governing or organizational documents of any Seller; any Law to which any Seller is subject; or any Contract, instrument, order, judgment, or decree to which any Seller or any of the Assets are subject.

5.4.     Corporate Matters. Schedule 5.4 sets forth the Equity Interests that each Seller is authorized to issue and the issued and outstanding Equity Interests of each Seller (including the record and beneficial owners of such Equity Interests). No Seller owns or possesses (or has owned or possessed at any time), directly or indirectly, any Equity Interest in any Person (other than as reflected on Schedule 5.4), and no Seller has made or has any obligation to make any Investment in any Person. True, correct, and complete copies of the current articles of incorporation and bylaws for each Seller are attached to Schedule 5.4. Schedule 5.4 contains a list of all officers and directors of each Seller. Schedule 5.4 also contains a list of all names under which any Seller has ever transacted business. Except as described on Schedule 5.4, no holder of any Equity Interest of any Seller has any dissenters', appraisal, or similar rights as a result of the transactions contemplated by this Agreement. Except as described on Schedule 5.4, no shareholder of Smeal has validly exercised, or purported to exercise, any dissenters' or appraisal rights relating to the transactions described in this Agreement or initiated or, to Sellers' Knowledge, threatened to initiate, any Action relating to or challenging the transactions described in this Agreement.

5.5.     Financial Statements. Attached as Schedule 5.5 are (a) the audited consolidated balance sheets of Sellers as of December 31, 2015; December 31, 2014; June 30, 2014; June 30, 2013; and June 30, 2012, (b) the related audited consolidated statements of income, cash flows, and shareholders' equity for the 6-month period ended December 31, 2014 and for the 12-month periods ended on each other of such balance sheet dates, (c) the unaudited consolidated balance sheet of Sellers as of October 31, 2016 (the "Latest Balance Sheet"), and (d) the related unaudited consolidated statements of income, cash flows, and shareholders' equity for the 10-month period then ended. Each of the foregoing financial statements (collectively, the "Financial Statements") (including in all cases the notes to such statements, if any) is consistent with the books and records of Sellers (which are accurate and complete and full copies of which have been provided to Buyer) and fairly and accurately present the financial condition of Sellers on a consolidated basis as of the dates of such balance sheets and the results of operations and cash flows of Sellers on a consolidated basis for the periods ended on such dates. All audited Financial Statements were prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered by such Financial Statements. All unaudited Financial Statements were prepared in accordance with sound accounting principles consistently applied with past practices. No Seller is considering any amendment or restatement of any such Financial Statements.

5.6.     Absence of Liabilities. To Sellers' Knowledge, no Seller has any Liability, and there is no existing condition, situation, or set of circumstances that could reasonably be expected to result in any Liability, other than: (a) Liabilities set forth on the Latest Balance Sheet, (b) the Assumed Liabilities, and (c) Liabilities that have arisen after the date of the Latest Balance Sheet in the ordinary course of business. None of the Liabilities described in clause (c) of the preceding sentence resulted from noncompliance with any applicable Laws or from a breach of Contract, breach of warranty, tort, infringement, claim, or lawsuit.

5.7.     No Material Adverse Effect. Except as set forth in Schedule 5.7, since December 31, 2015, there has occurred no fact, event, or circumstance that has had a Material Adverse Effect, and Sellers have conducted the Business and operated the Assets only in the ordinary course of the Business consistent with past practice.

5.8.     Accounts Receivables. Schedule 5.8, which shall be updated as of the Closing Date, lists all Accounts Receivable owing to any Seller. Each of such Accounts Receivable constitutes a valid claim in the full amount shown against the debtor shown and arose in the ordinary course of business. To Sellers' Knowledge, no such Account Receivable is subject to any valid counterclaim, deduction, defense, or setoff, and no such account debtor has asserted any counterclaim, deduction, defense, or setoff. No agreement for deduction, free goods, discount, or other deferred price or quantity adjustment has been made with respect to any such Account Receivable. No Seller has had to charge or write off or down any Account Receivable or other amount owing to it at any time since December 31, 2015, and all of such receivables have been fully collected in their original face amount in the ordinary course of the Business using normal collection practices. No Seller has, or has had in the past five years, any Account Receivable from the provision of goods or services to the United States or any department or agency of the United States. All of the Accounts Receivable listed or required to be listed on Schedule 5.8 will be paid in full by the respective account debtor within the required payment terms applicable to such account debtor.

5.9.     Absence of Certain Developments. Except as set forth on Schedule 5.9 and for events the economic impact of which is clearly reflected in the Financial Statements, since December 31, 2015, no Seller has:

(a)     sold, leased, licensed, assigned, or transferred any of its tangible or intangible assets (except for sales of Inventory in the ordinary course of business to unaffiliated third Persons on an arm's length basis) or canceled any debts or claims owing to or held by it (other than in the ordinary course of business);

(b)     acquired any of the Assets from any other Person, other than Inventory and supplies acquired in the ordinary course of business;

(c)     entered into, amended, or terminated any Contract, other than in the ordinary course of business and other than any Transaction Document;

(d)     made any capital expenditures in excess of $50,000 in the aggregate;

(e)     suffered any damage, destruction, or casualty loss with respect to the Business or any of the Assets exceeding $50,000 in the aggregate, whether or not covered by insurance;

(f)     failed to pay all of its Liabilities as they became due;

(g)     incurred any Indebtedness or subjected any assets to any Encumbrance other than a Permitted Encumbrance;

(h)     breached any Contract in any material respect;

(i)     paid, granted, or promised any bonus or any wage or salary increase to any employee or group of employees, made or granted any increase in any Benefit Plan, amended or terminated any existing Benefit Plan, or adopted any new Benefit Plan;

(j)     made any change in any method of accounting or accounting policies or made any write-down in the value of its Inventory;

(k)     suffered any extraordinary loss or waived any rights of value in an aggregate amount in excess of $50,000, whether or not in the ordinary course of business;

(l)     entered into any Contract or arrangement prohibiting or restricting it from freely engaging in any business or otherwise restricting the conduct of its business;

(m)     made any loans or advances to, or guarantees for the benefit of, any Persons;

(n)     acquired any other business or Person (or any significant portion or division of any such business), whether by merger, consolidation, or reorganization or by purchase of its assets or stock or made any Investment in any Person;

(o)     instituted or settled any Action;

(p)     made any payments for political contributions or made any bribes, kickback payments, or other illegal payments;

(q)     lost the services of any employee or sustained a termination of its relationship with any material customer, material supplier, or other Person with which it conducts a material amount of business;

(r)     incurred any intercompany charges with respect to the Business or conducted its cash management customs and practices with respect to the Business other than in the ordinary course of the Business consistent with past practice (including with respect to maintenance of working capital balances, collection of Accounts Receivable, and payment of accounts payable);

(s)     entered into any other material transaction or materially changed any business practice or taken any action outside of the ordinary and usual course of business; or

(t)     committed or agreed to any of the foregoing.

5.10.     Assets.

(a)     The Assets (including the Leases) constitute all of the assets necessary for Buyer to operate the Business after Closing in the manner it is being conducted by Sellers as of the Signing Date. Since December 31, 2015, no Seller has used any properties or rights other than the Assets in the operation of the Business. Except as set forth on Schedule 5.10(a), no Person other than Sellers shares, uses, or has any interest in or right to use any of the Assets. All of the Assets that constitute Tangible Personal Property are located at the Real Property other than Inventory in transit from suppliers or to customers or dealers.

(b)     Sellers collectively have good, valid, and marketable title to all of the Assets, free and clear of all Encumbrances other than the following (collectively referred to as the "Permitted Encumbrances"): (i) those items specifically described on Schedule 5.10(b); and (ii) liens for Taxes not yet due and payable.

5.11.     Real Property.

(a)     Schedule 5.11(a) sets forth each parcel of real property owned by any Seller (together with all buildings, fixtures, structures, and improvements situated thereon and all easements, rights-of-way, and other rights and privileges appurtenant thereto, collectively, the "Owned Real Property"), including with respect to each property, the address location, legal description, and use. Sellers have delivered to Buyer copies of the deeds and other instruments (as recorded) by which the applicable Seller acquired such parcel of Owned Real Property, and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of any Seller with respect to such parcel. With respect to each parcel of Owned Real Property: (i) the applicable Seller has good and marketable fee simple title, free and clear of all Encumbrances other than Permitted Encumbrances; (ii) such Seller has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and (iii) there are no unrecorded outstanding options, rights of first offer, or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

(b)     Schedule 5.11(b) sets forth each parcel of real property leased by any Seller (together with all rights, title, and interest of such Seller in and to leasehold improvements relating thereto, including security deposits, reserves, and prepaid rents paid in connection therewith, collectively, the "Leased Real Property"), and a true and complete list of all leases, subleases, licenses, concessions, and other Contracts, including all amendments, extensions, renewals, and guaranties with respect thereto, pursuant to which such Seller holds any Leased Real Property (collectively, the "Leases"). Sellers have delivered to Buyer a true and complete copy of each Lease. With respect to each Lease: (i) such Lease is valid, binding, enforceable, and in full force and effect, and the applicable Seller enjoys peaceful and undisturbed possession of the Leased Real Property; (ii) such Seller is not in breach or default under such Lease, and no event has occurred or circumstance exists that, with the delivery of notice, passage of time, or both, would constitute such a breach or default, and such Seller has paid all rent due and payable under such Lease; (iii) such Seller has not received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by such Seller under any of the Leases and, to the Knowledge of Sellers, no other party is in default of such Lease, and no party to any Lease has exercised any termination rights pursuant to such Lease; (iv) such Seller has not subleased, assigned, or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion of such Leased Real Property; and (v) such Seller has not pledged, mortgaged, or otherwise granted an Encumbrance on its leasehold interest in any Leased Real Property except as disclosed on Schedule 5.11(b), which Encumbrance will be released as of the Closing Date.

(c)     Except as set forth on Schedule 5.11(c), no Seller has received any written notice of (i) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting any of the Real Property, (ii) existing, pending, or threatened condemnation proceedings affecting any Real Property, or (iii) existing, pending, or threatened zoning, building code, or other moratorium proceedings, or similar matters that could reasonably be expected to materially adversely affect the ability to operate any Real Property as currently operated. Neither the whole nor any material portion of any Real Property has been damaged or destroyed by fire or other casualty in the last three (3) years. All Real Property is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all of the real property necessary to conduct the Business as currently conducted. To Sellers' Knowledge, all Real Property complies with all requirements pursuant to applicable Law and/or Contracts affecting the Real Property, including all Encumbrances on the Real Property and all zoning and other ordinances. Seller Parties have conducted the Business only at the Real Property. There are no Contracts with owners or users of real property adjacent to any Real Property relating to the use, operation, or maintenance of any Real Property or the adjacent real property, and there are no site access agreements or other Contracts granting any third Person a license or access to any Real Property.

5.12.     Tax Matters. Schedule 5.12 contains (a) a list of states, territories, and jurisdictions (whether foreign or domestic) in which any Seller files or is required to file any Tax Return, and (b) a complete list of all Tax elections made by any Seller in the last six (6) years. Sellers have provided to Buyer true, correct, and complete copies of all Tax Returns filed by or on behalf of any Seller since December 31, 2012. Except as set forth on Schedule 5.12:

(a)     Sellers have timely filed all Tax Returns that are required to be filed, and all such Tax Returns are true, complete, and accurate in all respects;

(b)     all Taxes due and payable by any Seller, whether or not shown on a Tax Return, have been paid; Sellers have adequate reserves for all Taxes that are accrued but not yet due (and all of such Taxes are shown on the Latest Balance Sheet); and no Taxes payable by any Seller are delinquent;

(c)     no deficiency for any amount of Tax has been asserted or assessed by a taxing authority against any Seller;

(d)     there is no Action or audit or any notice of inquiry of any of the foregoing pending or threatened against any Seller regarding Taxes;

(e)     no claim has been made by a taxing authority in the last six (6) years that any Seller is required to either pay Taxes or file Tax Returns in a jurisdiction in which such Seller was not and/or is not paying Taxes or filing Tax Returns;

(f)     no Seller has any Liability for Taxes of any other Person under applicable Law, as a transferee, by Contract, or otherwise;

(g)     Sellers have withheld all Taxes required to have been withheld and have paid to the appropriate Governmental Authorities all withholding Taxes required to have been paid in connection with amounts paid or owing to any Person; and

(h)     At all times since July 1, 1978 (the "Election Date"), Smeal has been treated as an S corporation as that term is defined under Section 1361(a) of the Code for all federal and state income Tax purposes, and Smeal has met all of the qualifications to be an S corporation under the Code, including each shareholder of Smeal being a qualified shareholder to hold S corporation stock under the Code. Any shareholder of Smeal other than a living individual at any time since the Election Date, was and is (if a current shareholder) an entity described under Code Section 1361(c)(2)(A), 1361(c)(6) or 1361(d)(3) for which an election is timely made and effective under 1361(d)(2). At any time since the Election Date, Smeal has not used at any time, would not be deemed to have used at any time, has not submitted an application to convert or was not required to change to the reserve method of accounting for bad debts described in Section 585 of the Code.

(i)     For each Seller, Schedule 5.12 contains a true and complete list of all state and local jurisdictions in which such Seller files any payroll Tax Returns.

5.13.     Contracts. Schedule 5.13 sets forth each Contract to which any Seller is a party. All of the Contracts set forth on Schedule 5.13 are in full force and effect and are valid, binding, and enforceable obligations of the Seller that is a party to such Contract and, to Sellers' Knowledge, each other Person that is a party to such Contract, in accordance with their respective terms. Each such Seller and each other Person that is a party to each such Contract has performed all obligations required to be performed by it under the Contract and is not in default under or in breach of nor in receipt of any claim of default or breach under any such Contract. No event has occurred that, with the passage of time or the giving of notice or both, would result in a material default, breach, or event of noncompliance by any Seller or, to the knowledge of Sellers, any other Person under any such Contract. Except as set forth on Schedule 5.13, none of the terms or provisions of any such Contract has had or is reasonably likely to have a Material Adverse Effect. No Seller has any present expectation or intention of not fully performing all of its obligations under each such Contract, and Sellers have no Knowledge that any other Person will breach or intends to breach any such Contract. Sellers have supplied Buyer with a true, correct, and complete copy of each written Contract and an accurate description of each of the oral Contracts listed on Schedule 5.13, together with all amendments, waivers, or other changes to any such Contract. Except as set forth on Schedule 5.13, no Seller Party has made any written or oral proposal, bid, or offer that, if accepted, would result in a Contract required to be disclosed on Schedule 5.13.

5.14.     Intellectual Property.

(a)     Schedule 5.14(a) lists all (i) Intellectual Property Registrations and (ii) Intellectual Property Assets, including software, that are not registered but that are material to the operation of the Business. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing. Sellers have provided Buyer with true and complete copies of file histories, documents, certificates, office actions, correspondence, and other materials related to all Intellectual Property Registrations to the extent such items are within the Sellers' possession or control.

(b)     Schedule 5.14(b) lists all Intellectual Property Agreements. Sellers have provided Buyer with true and complete copies of all such Intellectual Property Agreements, including all modifications, amendments, and supplements thereto and waivers thereunder. Each Intellectual Property Agreement is valid and binding on the applicable Seller in accordance with its terms and is in full force and effect. No Seller nor, to Sellers' Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any Intellectual Property Agreement. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Intellectual Property Agreement or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.

(c)     Except as set forth on Schedule 5.14(c), Sellers are the sole and exclusive legal and beneficial, and with respect to the Intellectual Property Registrations, record, owner of all right, title, and interest in and to the Intellectual Property Assets, and have the valid right to use all other Intellectual Property used in or necessary for the conduct of the Business as currently conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances.

(d)     The Intellectual Property Assets and Intellectual Property licensed under the Intellectual Property Agreements are all of the Intellectual Property necessary to operate the Business as presently conducted. Except as set forth on Schedule 5.14(d), the consummation of the transactions contemplated by the Transaction Documents will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, Buyer's right to own, use, or hold for use any Intellectual Property as owned, used, or held for use in the conduct of the Business as currently conducted.

(e)     To Seller's Knowledge, Sellers' respective rights in the Intellectual Property Assets are valid, subsisting, and enforceable. Sellers have taken reasonable steps to maintain the Intellectual Property Assets and to protect and preserve the confidentiality of all trade secrets included in the Intellectual Property Assets.

(f)     The conduct of the Business as currently and formerly conducted, and the Intellectual Property Assets and Intellectual Property licensed under the Intellectual Property Agreements as currently owned, licensed or used by Sellers, have not infringed, misappropriated, diluted, or otherwise violated, and have not, do not, and will not infringe, dilute, misappropriate, or otherwise violate, the Intellectual Property or other rights of any Person. No Person has infringed, misappropriated, diluted, or otherwise violated, or, to Sellers' Knowledge, is currently infringing, misappropriating, diluting, or otherwise violating, any Intellectual Property Assets.

(g)     There are no Actions (including any oppositions, interferences, or re-examinations) settled during the past six (6) years, pending or, to Sellers' Knowledge, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution, or violation of the Intellectual Property of any Person by any Seller Party; (ii) challenging the validity, enforceability, registrability, or ownership of any Intellectual Property Assets or any Seller Party's rights with respect to any Intellectual Property Assets; or (iii) by Seller or any other Person alleging any infringement, misappropriation, dilution, or violation by any Person of any Intellectual Property Assets. No Seller is subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Intellectual Property Assets.

5.15.     Litigation. Except as set forth on Schedule 5.15, there are no Actions, orders, investigations, or claims pending or threatened against or affecting any Seller (or any of their respective officers, directors, employees, or Affiliates with respect to the Business or the Assets), or pending or threatened by any Seller against any Person, in each case at law or in equity, before or by any Governmental Authority (including any Actions, orders, investigations, or claims with respect to the transactions contemplated by the Transaction Documents); nor, to Sellers' Knowledge, have there been any such Actions, orders, investigations, or claims at any time since January 1, 2013; nor, to Sellers' Knowledge, does there exist any basis for any such Action, order, investigation, or claim that would have a Material Adverse Effect if determined unfavorably; nor is any Seller contemplating instituting any such Action, order, investigation, or claim against any Person. No Seller is subject to any arbitration proceedings under collective bargaining agreements or otherwise or any governmental investigations or inquiries (including inquiries as to the qualification to hold or receive any Permit). No Seller is subject to any judgment, order, or decree of any Governmental Authority as it relates to the Business or any of the Assets, and no shareholder, officer, director, employee, or Affiliate of any Seller Party is subject to any such judgment, order, or decree as it relates to the Business or any of the Assets. Since January 1, 2010, no Seller has been suspended, proposed for debarment, or debarred from doing business with any Governmental Authority or been the subject of a finding of non-responsibility or ineligibility for contracting with any Governmental Authority. No Governmental Authority has notified any Seller Party of an audit deficiency at any time since January 1, 2010.

5.16.     Consents. Except as set forth on Schedule 5.16, no permit, consent, approval, or authorization of, or declaration to or filing with, any Governmental Authority or any other Person is required (a) in connection with the execution, delivery, and performance of any Transaction Document or the consummation of any transactions contemplated by any Transaction Document, including the sale of Assets to Buyer in accordance with the terms of this Agreement, (b) in order to prevent a breach of or default under or a termination or modification of or any right of acceleration of any Liability under any Contract to which any Seller is a party or by which any of the Assets are bound, or (c) in order to permit Buyer to continue the operation of the Business after the Closing.

5.17.     Insurance. The attached Schedule 5.17 contains a description (including policy number, term, carrier, amount, named insured(s), general coverage, and premium) of each product liability insurance policy insuring any Seller Party, and each such policy, indemnity agreement, and bond is in full force and effect.

5.18.     Employees. Schedule 5.17 contains a list setting forth each employee of each Seller (showing which of them is the employer), such employee's title, status (e.g., full-time, part-time, active, on leave, etc.), current base salary or hourly wage, bonus or deferred compensation arrangements, original date of hire, accrued vacation time (or compensation in lieu of vacation), fringe benefits, and service credited for purposes of vesting and/or eligibility under any employee benefit plan or similar arrangement. Such list also specifies those employees who have worked less than 6 months in the last 12 months and those employees who work an average of less than 20 hours per week. No Seller has received any written or oral notice from any of its employees that such employee intends to terminate his or her employment. Each Seller has complied with all applicable Laws relating to the employment of labor, including any provisions relating to wages, hours, collective bargaining, the payment of social security and similar Taxes, retirement plans, health and welfare plans, equal employment opportunity, employment discrimination, and employment safety. During the last six years, no Seller has received any notice of any claim that it has not complied with any of the foregoing or that it is liable for any arrears, wages, Taxes, penalties, or interest for failure to comply with any of the foregoing. With respect to each Seller's employees, none of the following events or circumstances exists or is threatened or has occurred since December 31, 2012: union organization activity, strike, work stoppage, labor dispute, controversy, claim of illegal or improper conduct or activity, grievance, charge of unfair labor practice, or arbitration proceeding. Except as set forth on Schedule 5.17, no employee of any Seller is subject to any non-compete, non-disclosure, confidentiality, employment, consulting, or similar Contract (except in favor of such Seller).

5.19.     Employee Benefits.

(a)     Schedule 5.19(a) contains a true and complete list of each Benefit Plan. With respect to each Benefit Plan, Sellers have made available to Buyer accurate, current, and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing or where a writing is required by applicable Law, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing and no writing is required by applicable Law, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks, and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion, or advisory letter from the IRS; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the two most recently filed Form 5500, with schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the IRS, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

(b)     Each Benefit Plan and related trust, other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each, a "Multiemployer Plan"), has been established, operated, administered, and maintained in accordance with its terms and in compliance with all applicable Laws, including ERISA and the Code. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (each, a "Qualified Benefit Plan") is so qualified and has received a favorable and current determination letter from the IRS, or with respect to a prototype plan, can rely on an opinion letter from the IRS to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the related trust are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject any Seller or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code. All benefits, contributions, and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued, or otherwise adequately reserved to the extent required by, and in accordance with GAAP.

(c)     No Seller nor any of their respective ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; or (iv) engaged in any transaction which would give rise to liability under Section 302(c)(ii), 4062, 4063, 4064, 4069, or 4212(c) of ERISA.

(d)     With respect to each Benefit Plan (i) no such plan is a Multiemployer Plan; (ii) no such plan is a "multiple employer plan" within the meaning of Section 413(c) of the Code or a "multiple employer welfare arrangement" (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan is subject to the minimum funding standards of Section 412 of the Code or Title IV of ERISA, and none of the Assets is, or may reasonably be expected to become, the subject of any lien arising under Section 302 of ERISA or Section 412(a) of the Code; and (v) no "reportable event," as defined in Section 4043 of ERISA, has occurred with respect to any such plan.

(e)     Other than as required under Section 601 et. seq. of ERISA or other applicable Law, no Benefit Plan or other arrangement provides post-termination or retiree welfare benefits to any individual for any reason.

(f)     Except as set forth on Schedule 5.19(f), there is no pending or, to Sellers' knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the Signing Date been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Authority.

(g)     There has been no amendment to, announcement by any Seller or any of its Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee, consultant, or independent contractor of the Business, as applicable. No Seller nor any of their respective Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, consultant, or independent contractor of the Business, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

(h)     Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including, notices, rulings and proposed and final regulations) thereunder. No Seller has any obligation to gross up, indemnify, or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(i)     Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor, or consultant of the Business to severance pay or any other payment, except as set forth on Schedule 5.19(i); (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation due to any such individual, except as set forth on Schedule 5.19(i); (iii) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (iv) result in "excess parachute payments" within the meaning of Section 280G(b) of the Code; or (v) require a "gross-up" or other payment to any "disqualified individual" within the meaning of Section 280G(c) of the Code.

(j)     Except as set forth on Schedule 5.19(j), no Equity Interests of any Seller or real or tangible personal property of any Seller are included in the assets of any Benefit Plan, and each Benefit Plan can be terminated without payment of any additional contribution or amount and, except for any vesting of benefits of a Qualified Benefit Plan, without the vesting or acceleration of any benefits promised by the Benefit Plan.

5.20.     Compliance with Laws. Each Seller has complied and is in compliance with all applicable Laws of all Government Authorities and of any trade or other membership association to which it belongs. During the last six years, no notices have been received by and no claims have been filed against any Seller alleging a violation of any of the foregoing. Without limiting the generality of the foregoing, and except as set forth on Schedule 5.20, all reports, documents, claims, and notices required to be filed, maintained, or furnished to any Governmental Authority with respect to the operation of the Business or with respect to products and goods developed, manufactured, sold, licensed, or delivered by any Seller Party and all services rendered by any Seller Party, have been so filed, maintained or furnished, and all such reports, documents, claims, and notices were complete and correct on the date filed or as thereafter modified in accordance with applicable Law. Notwithstanding any representations in this Section 5.20, it is acknowledged that the Assumed Liabilities include those Liabilities described in Sections 2.3(a)(iii), (iv), and (v).

5.21.     Environmental and Safety Matters.

(a)     Except as set forth in Schedule 5.21(a), the operations of Sellers with respect to the Business and the Assets are currently and have been in compliance with all Environmental Laws. Except as set forth on Schedule 5.21(a), no Seller has received from any Person, with respect to the Business or the Assets, any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)     Each Seller has obtained and is in material compliance with all Environmental Permits (each of which is disclosed on Schedule 5.21(b)) necessary for the conduct of the Business as currently conducted or the ownership, lease, operation, or use of the Assets and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by such Seller through the Closing Date in accordance with Environmental Law, and, except as set forth in Section 5.21(b), to Sellers' Knowledge, there are no conditions, events, or circumstances that might prevent or impede, after the Closing Date, the conduct of the Business as currently conducted or the ownership, lease, operation, or use of the Assets. With respect to any such Environmental Permits, Sellers have not received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same within the past six (6) years.

(c)     None of the Business or the Assets or any real property currently or formerly owned, leased, or operated by Seller in connection with the Business, is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d)     Except as set forth on Schedule 5.21(d), there has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the Business or the Assets or any real property currently or formerly owned, leased, or operated by any Seller, and no Seller has received an Environmental Notice that any of the Business or the Assets or real property currently owned, leased, or operated by Seller (including soils, groundwater, surface water, buildings, and other structure located thereon), has been contaminated with any Hazardous Material that could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, any Seller, which would result in a Material Adverse Effect.

(e)     Schedule 5.21(e) contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by any Seller in connection with the Business or the Assets.

(f)     Schedule 5.21(f) contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by any Seller in connection with the Business or the Assets as to which any Seller may retain Liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and no Seller has received any Environmental Notice regarding potential Liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by any Seller.

(g)     No Seller has retained or assumed by Contract or operation of Law, any Liabilities or obligations of third Persons under Environmental Law.

(h)     Schedule 5.21(h) lists (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models, and other similar documents with respect to the Business or the Assets or any real property currently owned, leased, or operated by any Seller that are in the possession or control of any Seller related to compliance with Environmental Laws, Environmental Claims, or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including costs of remediation, pollution control equipment and operational changes).

(i)     Except as set forth on Schedule 5.21(i), to Sellers' Knowledge, there are no conditions, events, or circumstances concerning the Release or regulation of Hazardous Materials that would reasonably be expected to, after the Closing Date, prevent, impede, or materially increase the costs associated with the ownership, lease, operation, performance, or use of the Business or the Assets as currently carried out.

5.22.     Affiliated and Intercompany Transactions. Except as set forth on Schedule 5.22, no shareholder, officer, director, employee, or Affiliate of any Seller or any individual related by blood, marriage, or adoption to any such Person or any entity in which any such Person owns any beneficial interest (collectively, the "Insiders") (a) is currently a party to any Contract, transaction, or arrangement with any Seller, (b) has any current interest in any of the Assets, (c) has any current interest in any supplier, customer, or supplier of the Business or any Person that competes with the Business, or (d) has any material business or other interest in conflict with the Business.

5.23.     Customers and Suppliers. Schedule 5.23 sets forth a list of each Seller's top 10 customers and top 10 suppliers by dollar volume of sales and purchases for the 12-month period ended October 31, 2016, and an indication of the products and/or services purchased or sold, as the case may be, by each such Person. No Seller has received any notice from any supplier listed on Schedule 5.23, nor do Sellers have any Knowledge to the effect that such supplier will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price, or otherwise) with respect to, supplying materials, products, or services to any Seller (whether as a result of the consummation of the transactions contemplated by any Transaction Document or otherwise). No Seller has received any notice from any customer listed on Schedule 5.23, nor do Sellers have any Knowledge to the effect that such customer will stop, or materially decrease the rate of, buying products from any Seller (whether as a result of the consummation of the transactions contemplated by any Transaction Document or otherwise). Set forth on Schedule 5.23 is a true, correct, and complete description of all customer price-give-backs, pricing concessions, price or cost reduction arrangements, "price downs," and/or similar discount arrangements to which any Seller is obligated.

5.24.     Product Warranties; Product Liability. To Sellers' Knowledge, all products and goods developed, manufactured, sold, licensed, or delivered by any Seller and all services rendered by any Seller have been in conformity with all applicable Contractual commitments, all applicable express and implied warranties, and all applicable safety standards. With respect to such products (including work in process and orders for any such products received and accepted by any Seller) and/or services, no Seller has given any guaranty, warranty, or other indemnity (including as a result of any course of conduct between any Seller, on one hand, and any other Person, on the other hand, or as a result of any statements in any of the product or promotional literature used by any Seller), whether written or verbal, express or implied, except as set forth on Schedule 5.24. The reserves set forth on the Latest Balance Sheet for product returns and warranty obligations (and as included as a current liability in the Closing Net Working Capital determined pursuant to the procedures set forth in Section 2.8 above) represent Sellers' good faith estimate of the aggregate cost and all other Liabilities and Losses of Sellers on a consolidated basis with respect to their respective performance of any such guaranty, warranty, or other indemnity or any guaranty, warranty, or other indemnity arising by operation of Law. Except as set forth on Schedule 5.24, no Seller has been notified of any claims for, and no Seller has any Knowledge of, any threatened claims for any product returns, warranty obligations, or product services relating to any such products or services. In the last six (6) years, there have been no product recalls, withdrawals, or seizures with respect to any such products or services and there is no basis for the foregoing. Notwithstanding any representations in this Section 5.24, it is acknowledged that the Assumed Liabilities include those Liabilities described in Section 2.3(a)(iii), (iv), and (v).

5.25.     Permits, Licenses, and Certifications. Sellers have all Permits necessary to own the Assets and conduct the Business in the manner presently conducted, all of which are listed on Schedule 5.25. No Seller has received notice, nor does any Seller have any reasonable basis to expect, that any further Permits are or will be required for the ownership of the Assets or the conduct of the Business in the manner presently conducted. During the last three (3) years, no Seller has received any notice of violation of, or the potential rescission or withdrawal of, any such Permit.

5.26.     [Intentionally omitted.]

5.27.     Brokerage. There are no claims for brokerage commissions, finders' fees, or similar compensation in connection with the sale of Assets to Buyer in accordance with this Agreement or any other transactions contemplated by any Transaction Document based on any arrangement or agreement binding upon any Seller or any shareholder of any Seller.

5.28.     Disclosure. To Sellers' Knowledge, neither this Agreement, nor any of the agreements contemplated by this Agreement (including any Transaction Document), nor any of the exhibits, schedules or attachments to this Agreement or any Transaction Document, contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein not misleading. The Sellers do not have Knowledge of any fact that materially and adversely affects the accuracy of the representations and warranties contained in this Agreement that is not fully disclosed in this Agreement.

5.29.     Gimaex. Schedule 5.29 contains a complete and accurate description of all transactions between any Seller Party or any of its Affiliates, on one hand, and Gimaex International or any of its Affiliates, on the other hand, at any time since January 1, 2013.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Buyer makes the following representations and warranties to Sellers, which representations and warranties shall survive the Closing Date to the extent set forth in Section 8.1 below.

6.1.     Organization; Standing. Buyer has been duly organized and is validly existing and in good standing under the laws of the state of its organization.

6.2.     Authorization. Buyer has all requisite power and authority to execute and deliver each of the Transaction Documents to which it is a party and to consummate all transactions contemplated by such Transaction Documents. The execution, delivery, and performance of each of the Transaction Documents to which Buyer is a party have been duly authorized by all corporate and other action required of Buyer. Each of the Transaction Documents to which Buyer is a party have been duly executed and delivered by Buyer and, assuming the due authorization, execution, and delivery of such Transaction Document by each other person that is a party to such Transaction Document, constitutes a valid and binding obligation of Buyer, enforceable against it in accordance with its terms, subject to the effects of (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity.

6.3.     No Conflict or Breach. Except for Spartan's filing of a Current Report on Form 8-K in connection with the execution and delivery by the Parties of this Agreement and the filing of a second Current Report in connection with the Closing (if either such Current Report is required under applicable Law), the execution and delivery by Buyer of each Transaction Document to which it is a party, and the consummation of all transactions contemplated by such Transaction Documents (including the purchase of the Assets and Business from Sellers in accordance with the terms of this Agreement), do not and will not (a) conflict with or result in a breach of the terms, conditions, or provisions of, (b) constitute a default under (whether with or without the passage of time, the giving of notice, or both), (c) result in the creation of any Encumbrance upon the Equity Interests or assets of Buyer pursuant to, (d) give any person the right to modify, terminate, or accelerate any obligation under, or (e) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any Governmental Authority or any other third Person pursuant to: the articles of incorporation, bylaws, and/or other governing or organizational documents of Buyer; any Law to which Buyer is subject; or any Contract, instrument, order, judgment, or decree to which Buyer or any of its assets are subject.

6.4.     Corporate Matters. As of the Closing Date, Buyer shall be a wholly-owned subsidiary of Spartan and/or one or more of Spartan's Affiliates.

6.5.     Brokerage. Except for amounts payable to Donnelly Penman & Partners, there are no claims for brokerage commissions, finders' fees, or similar compensation in connection with the purchase of Assets from Sellers in accordance with this Agreement or any other transactions contemplated by any Transaction Document based on any arrangement or agreement binding upon Buyer or any of its Affiliates. Buyer shall pay all amounts due or payable to Donnelly Penman & Partners and Sellers' shall have no liability therefor.

6.6.     Buyer's Due Diligence. Buyer has conducted such due diligence (including interviews of executives, officers, directors, dealers, and others) as Buyer reasonably deems necessary and appropriate; provided that this representation shall not be deemed to eliminate or modify in any way any rights or remedies of Buyer pursuant to any Transaction Document, including for any breach by any Seller of any representation or warranty contained in this Agreement.

ARTICLE 7

COVENANTS AND OTHER AGREEMENTS

The Parties covenant and agree as follows:

7.1.     Termination. This Agreement may be terminated at any time prior to the Closing solely:

(a)     by mutual written agreement of Buyer and the Representative; or

(b)     by Buyer or the Representative if the Closing has not occurred on or before January 31, 2017 (the "Termination Date"); provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to a Party (with Sellers and the Representative deemed a single Party) whose material misrepresentation, breach of representation, covenant, or warranty, or failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

(c)     by Buyer or the Representative if there is or has been a material breach, failure to fulfill, or default on the part of the other Party (with Sellers and the Representative deemed a single Party) of any of the representations or warranties contained in this Agreement or in the due and timely performance and satisfaction of any of the covenants, agreements, or conditions contained in this Agreement, and the curing of such default has not been made or shall not reasonably be expected to occur before the earlier to occur of the Termination Date and 15 days after the defaulting Party receives notice of such default; or

(d)     by Buyer or the Representative if there shall be a final non-appealable order of a federal or state court in effect preventing consummation of the sale of the Assets described in this Agreement; or there shall be any action taken, or any statute, rule, regulation, or order enacted, promulgated, or issued or deemed applicable to the sale of Assets described in this Agreement by any Governmental Authority that would make the consummation of such sale of Assets illegal.

7.2.     Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1 above, this Agreement shall become void (except for this Section 7.2, Section 7.14 (Expenses), Section 7.19 (Confidentiality; Publicity), and Article 9), and there shall be no Liability on the part of any Party (except with respect to such excluded Sections). Notwithstanding the foregoing, if such termination is due to a material breach or material failure to fulfill any of the representations, warranties, covenants, or agreements set forth in this Agreement on the part of any Party (with Sellers and the Representative being deemed a single Party), then such Party shall be liable to the other Party (a) to the extent of the expenses (including attorneys' fees) incurred by such other Party in connection with this Agreement and the transactions contemplated by this Agreement, and (b) in the case of a breach of any of the representations or warranties that is known when made or should have been known with the exercise of reasonable diligence or the willful failure to fulfill any of the covenants or agreements set forth in this Agreement, also for damages in accordance with applicable Law. In addition, if this Agreement is terminated as a result of the failure of the shareholders of Smeal to approve the transactions contemplated by this Agreement in accordance with applicable Law, then (i) Sellers shall be jointly and severally liable to pay Buyer the amount of $200,000, and (ii) if, at any time from the Signing Date and ending six months after the termination of this Agreement, any Seller either (x) executes a definitive agreement to consummate any transfer or sale of all or any portion of its assets or business (other than sales of Inventory and machinery, in the ordinary course of business), whether by merger, purchase of stock, purchase of assets, tender offer, or otherwise, (y) provides any Confidential Information to any third Person in connection with any of the foregoing, or (z) enters into any Contract, arrangement, or understanding requiring it to abandon, terminate, or fail to consummate the transactions contemplated by this Agreement, Sellers shall be jointly and severally liable to pay Buyer the amount of $2,000,000, less any amount actually paid by Sellers to Buyer pursuant to clause (i) of this sentence. If any amount becomes payable pursuant to the preceding sentence, it shall be paid to Buyer within 10 business days of demand from Buyer and shall be the sole and exclusive liability of Sellers and their respective shareholders to Buyer (provided that this shall not be construed to relieve Sellers of an obligation to pay any amount described in clause (ii) of the preceding sentence in the event Sellers pay an amount described in clause (i) of the preceding sentence).

7.3.     Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each Party agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with each other in doing, all things necessary, proper, or advisable to consummate and make effective, in the most expeditious manner practicable, the sale of Assets to Buyer and the other transactions contemplated by this Agreement. In addition, the Parties agree to reasonably cooperate in the presentation of the transaction contemplated in this Agreement to, and to obtain the support of, Sellers' dealers, as reasonably requested by Buyer.

7.4.     Full Disclosure and Access; Cooperation. Each Seller and the Representative shall, upon the request by Buyer or any of its representatives, provide (and shall cause Sellers' respective attorneys, accountants, and other representatives to provide) Buyer and its counsel, accountants, and other representatives, with such information as reasonably deemed necessary by Buyer in connection with Buyer's due diligence investigation of the Assets and the Business, the transactions contemplated by this Agreement, or the verification of any Seller's or the Representative's performance of or compliance with the representations, warranties, covenants, and conditions contained in this Agreement.

7.5.     Receipt of Notices or Other Communications. To the extent permitted by applicable Law, each Party agrees to promptly furnish each other Party with copies of written communications (and memoranda setting forth the substance of all oral communications) received by such Party (in whatever capacity) from any Governmental Authority with respect to the sale of Assets to Buyer or any of the other transactions contemplated by any Transaction Document. Each Party further agrees not to respond to any such communication or to otherwise make any written or verbal communication to any Governmental Authority without the express prior written consent of the other Party (with Seller and the Representative deemed a single Party for this purpose), provided that no such consent shall be unreasonably withheld, delayed, or conditioned.

7.6.     Exclusivity. From the Signing Date through the Termination Date, no Seller nor any Affiliate of any Seller nor the Representative shall, directly or indirectly, provide any Confidential Information to any Person other than Buyer, or solicit, encourage, negotiate, accept, or approve any offers or proposals from, nor enter into any Contract with, any Person other than Buyer for (a) the sale, transfer, or other disposition of any of the Assets or of any Equity Interests of any Seller Party, or (b) involving any merger, consolidation, or joint venture that would in any way affect the Business or any of the Assets or any Seller's ability to consummate the transactions described in the Transaction Documents. Each Seller and the Representative shall promptly notify Buyer in writing of its or his receipt of any offers or solicitations regarding any proposed transaction described in this Section.

7.7.     Conduct of Business Pending Closing. From and after the Signing Date and until the Closing, each Seller agrees to do all of the following (and the Representative agrees to cause Sellers to do the foregoing):

(a)     carry on the Business in a good and diligent manner, in substantially the same manner as it has prior to and as of the Signing Date, and not introduce any material new method of management, operation, or accounting;

(b)     maintain the Assets in as good working order and condition as at the Signing Date;

(c)     perform all of its obligations under Contracts listed or required to be listed on Schedule 5.13;

(d)     keep in full force and effect all insurance policies and coverage in effect as of the Signing Date;

(e)     use its best efforts to maintain and preserve its business organization intact, retain its present employees, and maintain its relationships with suppliers, customers, and others having business relations with it;

(f)     comply with all Permits, Laws, and Governmental Orders in a manner consistent with past practice, provided that this subsection shall not be deemed to eliminate or modify in any way any rights or remedies of Buyer pursuant to any Transaction Document; and

(g)     file, on a timely basis, all reports and forms required by Law.

7.8.     Prohibited Activities Pending Closing. From and after the Signing Date and until the Closing, each Seller agrees not to do any of the following without in each case the prior written consent of Buyer, which consent shall not be unreasonably withheld, delayed or conditioned:

(a)     make any change in its articles of incorporation, bylaws, or other governing and/or organizational documents;

(b)     issue any Equity Interests or rights to acquire Equity Interests;

(c)     other than in the ordinary course of business, enter into any Contract or commitment or incur or agree to incur any Liability or make any capital expenditure;

(d)     pay any dividend or make any other distribution with respect to any outstanding Equity Interest of any Seller;

(e)     increase the compensation payable or to become payable to any officer, director, employee, or agent listed or required to be listed on Schedule 5.17 or make any bonus or management fee payment to any such Person;

(f)     create, assume, or permit to exist any Encumbrance (other than a Permitted Encumbrance) upon any of the Assets;

(g)     sell, assign, lease, or otherwise transfer or dispose of any Assets except for sales of Inventory in the ordinary course of the Business consistent with past practice;

(h)     waive any rights or claims in any way that would affect the Business;

(i)     commit a breach of, or amend or terminate, any Contract, Permit, license, or other right that constitutes part of the Assets or that in any way affects the Business;

(j)     enter into any other transaction that in any way affects the Business or any of the Assets (a) that is not negotiated at arm's length, (b) outside the ordinary course of business consistent with past practice, or (c) prohibited pursuant to this Agreement;

(k)     Intentionally omitted.

(l)     take or suffer or permit any action that would render untrue any of the representations or warranties made by any Seller in this Agreement or omit to take any action, the omission of which would render untrue any such representation or warranty; or

(m)     enter into any discussions or Contracts with respect to, or otherwise facilitate or attempt to facilitate, any of the foregoing.

7.9.     Amendment of Schedules. Each Party acknowledges that certain of the representations and warranties of such Party contained in this Agreement require such Party to list certain factual information on the Schedules attached to this Agreement. Each Party shall be permitted to update such Party's Schedules on or prior to the Closing to reflect (a) inadvertently omitted matters, despite such Party's commercially reasonable best efforts ("Omitted Matters"), and (b) events or circumstances arising in the ordinary course of such Party's business between the Signing Date and the Closing Date ("New Matters"). With respect to all such disclosures and updates, the Parties agree to negotiate in good faith to resolve any additional disclosures added to the Schedules between the Signing Date and the Closing Date; provided that this shall not be deemed to limit either Party's rights or remedies set forth in this Agreement. No additional disclosure or update by a Party of an Omitted Matter shall be deemed to amend or supplement the Schedules that would (i) prevent or cure any misrepresentation, breach of warranty, or breach of covenant, or (ii) affect the right of the other Party (with Sellers deemed to be a single Party for this purpose) to terminate this Agreement in accordance with its terms. With respect to each additional disclosure and update by a Party of a New Matter, the Parties shall negotiate in good faith to (x) quantify the Losses resulting from such additional disclosure or update and (y) agree upon the measures to be taken by each Party (which may include a payment from one Party to the other) such that each Party bears 50% of the agreed-upon amount of Losses (with Sellers deemed to be a single Party for purposes of this sentence).

7.10.     Notification of Certain Matters. Each Party (with Sellers and the Representative deemed to be a single Party for this purpose) shall give prompt notice to the other Party of (a) the occurrence or non-occurrence of any event that would be likely to cause any representation or warranty of such Party contained in this Agreement to be untrue or inaccurate at or prior to the Closing, and (b) any known failure of such Party to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by such Party pursuant to this Agreement. The delivery of any notice pursuant to this Section shall not be deemed to modify any representation or warranty of the Party delivering such notice, modify the conditions set forth in Articles 3 and 4 above, or limit or otherwise affect the remedies available pursuant to this Agreement to the Party receiving such notice.

7.11.     Employees. At least three business days prior to the Closing, Buyer shall provide the Representative with a list of the employees set forth on Schedule 5.17 that Buyer intends to employ after the Closing. Prior to or at the Closing, Sellers shall terminate the employment of all employees set forth on the list provided by Buyer to the Representative pursuant to this Section, and prior to the Closing, Buyer shall offer employment to all of such employees, effective immediately following the Closing, on such terms and conditions as are determined by Buyer in its sole discretion.

7.12.     Use of Name and Marks. Immediately after the Closing, Sellers will cease all use of all marks, names, logos, and other designations comprising or likely to be confused with any mark or other Intellectual Property required to be listed on Schedule 5.14, as well as eliminate the use of any other designation indicating affiliation with the Business.

7.13.     Taxes. Sellers shall be jointly and severally liable to pay any transfer, sales, or other Tax that may be or become payable with respect to or as a result of the sale of the Assets to Buyer or any other transaction contemplated by any Transaction Document. Sellers shall supply Buyer with proof of payment of all Tax Liabilities of any Seller existing as of Closing within 10 days after the Closing Date. In addition, if reasonably required by Buyer, all of such Tax Liabilities for which Buyer may incur Liability pursuant to applicable Law shall be paid directly by Buyer (on behalf of Sellers) to the appropriate Taxing authority at the Closing (out of the Closing Payment) or to an escrow account to be paid to such Taxing authorities within 15 days after the Closing Date.

7.14.     Expenses. Each Party shall pay all costs and expenses incurred by it in connection with the negotiation, preparation, and performance of this Agreement and all transactions contemplated by this Agreement, including the fees, expenses, and disbursements of its counsel and accountants.

7.15.     Possession. Effective as of the close of business on the Closing Date, Sellers shall put Buyer in sole, full, and complete physical possession of all of the Assets, free and clear of all Encumbrances other than Permitted Encumbrances. No later than the Closing Date, Sellers shall have removed any Excluded Assets from the Real Property, except that Sellers shall have until April 15, 2017 to remove the museum items listed on Schedule 2.2(d). Sellers shall bear all risk of loss to all such museum items and other Excluded Assets, and Buyer shall have no Liability whatsoever with respect to any damage, theft, or other loss to any museum item or other Excluded Asset, except for any such damage, theft, or other loss caused by Buyer's gross negligence. In removing Excluded Assets from the Real Property, Sellers shall coordinate the scheduling of such removal with Buyer, which shall be done in such a way as to minimize disruption to the operation of the business conducted by Buyer and its Affiliates, and Sellers shall not enter any Real Property after Closing without the prior consent of Buyer, which shall not be unreasonably withheld

7.16.     Further Assurances. If, at any time after the Closing, Buyer shall consider that any further assignments or assurances in Law or any other acts are necessary or desirable to vest, perfect, or confirm in Buyer, of record or otherwise, right, title, or interest in, to, or under any of the Assets, or otherwise carry out the purposes of this Agreement, each Seller hereby (a) agrees to execute and deliver any required Contract, instrument, certificate, document, or additional power of attorney, and (b) grants Buyer an irrevocable power of attorney, with full power of substitution, exercisable only upon Sellers' failure to execute reasonable documents within five (5) business days of request, to execute and deliver all such proper deeds, assignments, and assurances in Law and to do all acts necessary or proper to vest, perfect, or confirm title to and possession of such Assets in Buyer and otherwise carry out the purposes of this Agreement; and the proper officers and directors of Buyer are fully authorized in the name of each Seller to take any and all such action.

7.17.     Transfers Requiring Consent. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any Permit, authorization, approval of any Governmental Authority, Contract, instrument, or other agreement or arrangement, or any claim, right, or benefit arising under any of the foregoing or resulting from any of the foregoing, if an assignment or transfer or an attempt to make such an assignment or transfer without the consent of a third Person would constitute a breach or violation thereof or affect adversely Buyer's rights, and any transfer or assignment of any interest under any of the foregoing that requires the consent of a third Person shall be made subject to such consent or approval being obtained. If any such consent or approval has not been obtained on or prior to Closing (and Buyer decides to proceed with the Closing), then Sellers and Buyer shall continue to use all reasonable efforts to obtain such consent or approval after the Closing until such time as such consent or approval has been obtained, and Sellers and the Representative will cooperate with Buyer, in any lawful and economically feasible arrangement to provide that Buyer shall receive the benefits under any such Permit, authorization, approval, Contract, instrument, or other agreement or arrangement, including performance by Sellers as agents. Nothing in this Section shall be deemed to be a waiver of Buyer's rights to have received at the Closing an effective assignment and transfer of all Assets, nor shall this Section be deemed to be an agreement to exclude any asset or right from the Assets being purchased by Buyer pursuant to this Agreement.

7.18.     Books and Records. From and after the Closing Date, Sellers shall provide Buyer and its representatives with reasonable access during normal business hours to all books and records of the Business not included within the Books and Records, including accounting and Tax records, pertaining or relating to the period prior to the Closing for any reasonable purpose, including preparing Tax returns and defending any claim. Unless otherwise consented to in writing by Buyer, Sellers shall not, for a period of seven years following the Closing Date or such longer period as retention thereof is required by applicable Law, destroy, alter or otherwise dispose of (or allow the destruction, alteration or disposal of) any of such records without first offering to surrender such records to Buyer.

7.19.     Confidentiality; Publicity. Each Party (a "Recipient") who receives or otherwise has access to or learns of Confidential Information of any other Party (the "Disclosing Party") shall treat all Confidential Information of the Disclosing Party as confidential, refrain from using any such Confidential Information (except to perform and consummate the transactions described in the Transaction Documents), and deliver promptly to the Disclosing Party or destroy, at the request and option of the Disclosing Party, all tangible embodiments (and all copies) of such Confidential Information in the possession or control of the Recipient. If a Recipient is requested or required to disclose any Confidential Information of the Disclosing Party, it will notify the Disclosing Party promptly of the request or requirement so that the Disclosing Party may seek an appropriate protective order. If, in the absence of a protective order, Recipient is, on the advice of counsel, legally required to disclose any such Confidential Information, Recipient may disclose such Confidential Information; provided, however, that the Recipient shall use commercially reasonable efforts to obtain, at the reasonable request and at the expense of the Disclosing Party, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Disclosing Party shall designate. No Party shall issue any press release or other public disclosure with respect to this Agreement or any transaction contemplated by any Transaction Document or any related matter, or otherwise issue any written public statements with respect to such transactions or matters, without the express prior written consent of the other Party (with Sellers and the Representative deemed a single Party), except such disclosures as may be required by applicable Law (which shall be governed by this Section); provided that, notwithstanding the foregoing, Sellers acknowledge Spartan will be filing a Current Report on Form 8-K in connection with the execution and delivery of this Agreement and will be filing a second Current Report in connection with the Closing. The Parties expressly agree that, in addition to any other right or remedy any of them may have, each Party may seek and obtain specific performance of the agreements set forth in this Section and temporary and permanent injunctive relief to prevent any breach or violation or threatened breach or violation of this Section, and that no bond or other security is required from such Party in connection any such effort.

7.20.     Transition. No Seller will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of any Seller from maintaining the same business relationships with Buyer after the Closing as it maintained with any Seller prior to the Closing. Each Seller will refer all customer inquiries relating to the Business to Buyer from and after the Closing.

7.21.     Seller Non-Compete and Non-Solicitation. For a period of five years from and after the Closing Date, each Seller agrees that it will not (a) engage, directly or indirectly, in any business or activity that is competitive with the Business, as operated by the Sellers as of the Signing Date, or (b) solicit for employment or hire any employee of Buyer or any of its Affiliates (including any such Person who becomes an employee as a result of the transactions contemplated by this Agreement). If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section is invalid or unenforceable, the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Section shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

7.22.     Representative. Rod Cerny (the "Representative") is designated by each Seller to serve as the representative of such Seller with respect to the matters expressly set forth in this Agreement to be performed by the Representative. Buyer and each of its Affiliates shall be entitled to rely on any action taken by the Representative, on behalf of any Seller (each, an "Authorized Action"), and each Authorized Action shall be binding on each Seller as fully as if such Seller had taken such Authorized Action. Buyer agrees that the Representative, as the Representative, shall have no liability to Buyer for any Authorized Action, except to the extent that such Authorized Action is found by a final order of a court of competent jurisdiction to have constituted fraud. Sellers shall jointly and severally indemnify and hold harmless the Representative against all expenses (including reasonable attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the Representative in connection with any action, suit, or proceeding to which the Representative is made a party by reason of the fact he is or was acting as the Representative pursuant to the terms of this Agreement. If the Representative resigns or is otherwise unable or unwilling to serve in such capacity, then Smeal's board of directors will appoint a new Person to serve as the Representative and will provide prompt written notice thereof to Buyer. Until such notice is received, Buyer will be entitled to rely on the actions and statements of the previous Representative. Representative shall have no liability to any Seller (or any beneficial owner of any Seller) for any actions, or failure to take action, which is undertaken by Representative in good faith.

7.23.     Snyder Location. The Parties collectively believe there is significant value in the Smeal reputation, brand, products, and workforce expertise. After the Closing, Buyer intends to maintain a significant manufacturing presence at Smeal's existing location in Snyder, Nebraska, including the maintenance of the existing manufacturing site, Smeal's presence in the community, and Smeal's highly-skilled workforce. Based on current operating and economic conditions, Buyer does not foresee any significant change to the production facilities in Snyder or traditional employment levels. The Parties acknowledge that this paragraph expresses Buyer's current, good faith intent with respect to the Snyder location, but that this language shall not be interpreted as prohibiting or limiting the ability of Buyer or any of its Affiliates in making any changes to the manufacturing or other presence in Snyder as they may deem necessary or advisable in light of business, manufacturing, economic, or other conditions, including any such conditions that may be specific to Buyer or such Affiliate. For the sake of clarity, this paragraph shall not create any rights in, or serve as the basis for any Action by, any Seller or any other Person, but is solely an expression of Buyer's current, good faith intent.

7.24.     Severance Pay Obligations. Sellers shall provide to each employee of any Seller who does not receive an offer, at or prior to Closing, of employment by Buyer or any of Buyer's Affiliates a severance payment equal to 1 week of base compensation for every 1 full year of service with Sellers, subject to a minimum severance payment of 2 weeks' of base compensation and a maximum severance payment of 26 weeks of base compensation; provided that (a) each such employee must execute a non-competition agreement in a form provided by Buyer and (b) no Person who is a shareholder of any Seller (as listed on Schedule 5.4) shall be entitled to receive any severance payment pursuant to this Section. Pending Closing, Buyer and Sellers shall reasonably cooperate to identify qualifying employees of Sellers and the severance benefits to be paid pursuant to this Section. At the Closing, in addition to the Closing Payment, Buyer shall fund to the account designated by the Representative pursuant to Section 2.7(d) an amount equal to the aggregate severance benefits to be paid by Sellers pursuant to this Section, subject to a maximum payment of $150,000. For the avoidance of doubt, Buyer's obligation pursuant to this Section shall not be treated as a liability in the Closing Net Working Capital.

7.25.     Sellers' 401(k) Plan. Prior to or at the Closing, Sellers shall provide Buyer with documentation sufficient to terminate Sellers' 401(k) plan effective as of a date within 90 days after the Closing Date, and such documentation shall comply with applicable Law and not affect such plan's status as a Qualified Benefit Plan.

7.26.     Insurance Matters.

(a)     Prior to Closing, Sellers shall purchase a prepaid "tail" policy for a minimum of six years on terms and conditions providing substantially equivalent benefits as the current policies of employment practices and liability insurance (EPLI) and fiduciary liability insurance maintained by Sellers with respect to matters occurring at or prior to the Closing. Sellers shall provide evidence of such tail policies to Buyer at least five business days prior to the Closing Date.

(b)     From and after Closing, Sellers acknowledge that Buyer and its Affiliates may make claims against insurance policies maintained by Sellers prior to Closing, including for product liability matters that occurred prior to Closing. Sellers and the Representative shall cooperate in good faith with Buyer and its Affiliates in pursuing such claims.

ARTICLE 8

INDEMNIFICATION

8.1.     Survival. All representations, warranties, covenants, and agreements made by a Party in this Agreement shall survive the Closing. Notwithstanding the foregoing, an Indemnified Party shall not be entitled to recover for any Loss pursuant to Section 8.2(a) or Section 8.4(a) unless written notice of a claim for such recovery is delivered to the Indemnifying Party prior to the Applicable Limitation Date, if any; provided that so long as an Indemnified Party delivers written notice of a claim no later than the Applicable Limitation Date, each Indemnifying Party shall be required to indemnify pursuant to this Article for all Losses which any Indemnified Party incurs (subject to any applicable limitations in this Agreement) in respect of such matters which are the subject of such claim, regardless of when incurred. "Applicable Limitation Date" means the date that is twenty-four (24) months after the Closing Date; provided that the Applicable Limitation Date for the representations and warranties set forth in the following Sections (the "Fundamental Representations") shall be the date of expiration of the applicable statute of limitations: Section 5.1 (Organization; Standing; Power), Section 5.2 (Authorization), Section 5.4 (Corporate Matters), Section 5.10(b) (Assets), Section 5.27 (Brokerage), Section 6.1 (Organization; Standing), Section 6.2 (Authorization), Section 6.4 (Corporate Matters), and Section 6.5 (Brokerage). In addition, notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be interpreted as applying any Applicable Limitation Date with respect to any Loss described in Section 8.2 or Section 8.4 other than Losses described in Section 8.2(a) and Section 8.4(a).

8.2.     Indemnification by Sellers. Sellers shall jointly and severally indemnify Buyer and each of its officers, directors, employees, agents, representatives, Affiliates, successors, and permitted assigns (collectively, the "Buyer Indemnified Parties") and hold each of them harmless from and against and pay on behalf of or reimburse such Buyer Indemnified Parties in respect of any Losses that any such Buyer Indemnified Party may suffer, sustain, or become subject to, as a result of or arising out of:

(a)     the breach of any representation or warranty made by any Seller in this Agreement or any other Transaction Document;

(b)     the breach of any covenant or agreement made by any Seller in this Agreement or any other Transaction Document;

(c)     any demand, claim, Action, or cause of action by any Person asserted against any Buyer Indemnified Party, regardless of whether the claimant is ultimately successful, which, if true, would give rise to a right of indemnity for a Buyer Indemnified Party pursuant to either clause (a) or (b) above;

(d)     any Excluded Liability;

(e)     product recalls conducted by Buyer as described in Section 2.3(a)(iii) to the extent the aggregate cost of conducting such recalls exceeds $1,000,000;

(f)     the failure of any Seller Party to comply with the National Traffic & Motor Vehicle Safety Act, the Transportation Recall Enhancement, Accountability and Documentation (TREAD) Act, any rules, regulations, or directives issued by the National Highway Traffic Safety Administration, and/or any related Governmental Order. For the sake of clarity, Losses described in this subsection shall specifically include any fines, penalties, or charges imposed on Spartan or any of its Affiliates by the National Highway Traffic Safety Administration, or any settlement or compromise thereof, relating to a compliance failure of any Seller Party described in this subsection;

(g)     any investigation or inquiry by a Governmental Authority concerning a possible defect or noncompliance with a safety standard related to any products developed, manufactured, sold, licensed, certified, or delivered by any Seller Party prior to the Closing Date, including Losses incurred by a Buyer Indemnified Party in responding to information requests, subpoenas, or orders issued by a Governmental Authority;

(h)     any Seller Party's failure to require each of its current and former employees and independent contractors to enter into a written, binding agreement pursuant to which such employee or independent contractor has (i) assigned to such Seller Party any and all ownership interest and right such Person may have in the Intellectual Property Assets and (ii) acknowledged such Seller Party's exclusive ownership of all Intellectual Property Assets;

(i)     any (a) Action by any Person relating to the fact that any Excluded Asset remains on any Real Property on or after the Closing Date, including any Action related to any damage, theft, or other loss to any such Excluded Asset, whether through the removal of such Excluded Asset from the Real Property or otherwise, and (b) damage or destruction to the Real Property or any other Assets caused by or relating to the removal of any Excluded Asset from the Real Property;

(j)     the failure of any Seller to properly have or maintain any Environmental Permit required for the operation of the Business, including costs relating to efforts by Buyer or any of its Affiliates to obtain any such Environmental Permit after the Closing and any related fines and penalties imposed on Buyer or any of its Affiliates; provided that Sellers' aggregate indemnification Liability for Losses pursuant to this subparagraph shall be capped at $25,000; and/or

(k)     the failure of the Owned Real Property in Neligh, Nebraska, to have access to a public roadway to the extent necessary for Buyer to obtain an ALTA Endorsement 17-06 (Access and Entry) to insure over the exception that access to D Street is without benefit of an easement.

8.3.     Limitations on Indemnity by Sellers. No indemnification shall be payable pursuant to Section 8.2(a) unless and until the aggregate claims for Losses indemnifiable under such Section exceed $250,000, after which the Buyer Indemnified Parties shall be entitled to indemnification for all Losses in excess of $250,000. Except as set forth in Section 8.10, Sellers' aggregate indemnification liability for all Losses pursuant to this Article shall not exceed the balance remaining from time to time of the Escrow Amount then held by the Escrow Agent. Notwithstanding the foregoing, the limitations set forth in this Section shall not apply to any Losses resulting from or arising out of fraud on the part of any Seller, any of their Affiliates or intentional breach of a representation or warranty for the purpose of misleading Buyer or misstating material facts. For purposes of Sellers' indemnity obligations pursuant to this Agreement, "Losses" (i) shall be reduced to account for the value of any Tax deductions or other Tax benefits realized by the Buyer Indemnified Parties, (ii) shall be reduced to account for the amount of insurance proceeds received by a Buyer Indemnified Party to reimburse it for such Losses, and (iii) shall not include indirect, incidental, or punitive damages, except (x) to the extent such damages arise out third party claims described in Section 8.6 and/or (y) to the extent such damages related to a claim made by a Buyer Indemnified Party pursuant to Section 8.2(f) or Section 8.2(g).

8.4.     Indemnification by Buyer. Buyer shall indemnify each Seller and each of its officers, directors, employees, agents, representatives, Affiliates, successors, and permitted assigns (collectively, the "Seller Indemnified Parties") and hold each of them harmless from and against and pay on behalf of or reimburse such Seller Indemnified Parties in respect of any Losses which any such Seller Indemnified Party may suffer, sustain, or become subject to, as a result of or arising out of:

(a)     the breach of any representation or warranty made by Buyer in this Agreement or any other Transaction Document;

(b)     the breach of any covenant or agreement made by Buyer in this Agreement or any other Transaction Document;

(c)     any demand, claim, action, or cause of action by any Person asserted against any Seller Indemnified Party, regardless of whether the claimant is ultimately successful, which, if true, would give rise to a right of indemnity for a Seller Indemnified Party pursuant to either clause (a) or (b) above; and/or

(d)     any Assumed Liability.

8.5.     Limitations on Indemnity by Buyer. No indemnification shall be payable pursuant to Section 8.4(a) unless and until the aggregate claims for Losses indemnifiable under such Section exceed $250,000, after which the Seller Indemnified Parties shall be entitled to indemnification for all Losses in excess of $250,000. Buyer's aggregate indemnification liability for all Losses pursuant to this Article shall not exceed the Purchase Price. Notwithstanding the foregoing, the limitations set forth in this Section shall not apply to any Losses resulting from or arising out of fraud on the part of Buyer, any of its Affiliates or intentional breach of a representation or warranty for the purpose of misleading Sellers or misstating material facts. For purposes of Buyer's indemnity obligations pursuant to this Agreement, "Losses" (i) shall be reduced to account for the value of any Tax deductions or other Tax benefits realized by the Seller Indemnified Parties, (ii) shall be reduced to account for the amount of insurance proceeds received by a Seller Indemnified Party to reimburse it for such Losses, and (iii) shall not include indirect, incidental, or punitive damages, except to the extent such damages arise out third party claims described in Section 8.6.

8.6.     Procedure for Third Party Claims. If any Indemnified Party claims indemnification under this Article 8, such Indemnified Party shall give prompt written notice to the Indemnifying Party after receiving written notice of any action, lawsuit, proceeding, investigation, or other claim against it (if by a third Person), describing the claim, the amount of the claim (if known and quantifiable), and the basis for the claim; provided that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its Liabilities under this Article 8 except to the extent such failure materially harmed the Indemnifying Party. In that regard, if any action, lawsuit, proceeding, investigation, or other claim shall be brought or asserted by any third Person which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to this Article 8, the Indemnified Party shall promptly notify the Indemnifying Party of the same in writing, specifying the basis of such claim and the material facts pertaining to such claim, and the Indemnifying Party shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation, or other claim giving rise to the Indemnified Party's claim for indemnification, at the Indemnifying Party's expense. In addition, at the option of the Indemnifying Party (subject to the limitations set forth below), the Indemnifying Party shall be entitled to appoint lead counsel of such portions of the defense not otherwise excepted as Reserved Indemnification Claims by reputable counsel reasonably acceptable to the Indemnified Parties; provided that, as a condition precedent to the Indemnifying Party's right to assume control of such defense, it must first:

(a)     enter into an agreement with the Indemnified Parties (in form and substance satisfactory to the Indemnified Parties) pursuant to which the Indemnifying Party agrees to be responsible for all Losses relating to such claims and that it will provide full indemnification (whether or not otherwise required hereunder but subject to all applicable limitations, deductibles, caps and other restrictions in this Agreement) to the Indemnified Parties for all Losses relating to such claim;

(b)     unconditionally guarantee the payment and performance of any Liability that may arise with respect to such claim or the facts giving rise to such claim for indemnification; and

(c)     furnish the Indemnified Parties with reasonable evidence that Indemnifying Party is and will be able to satisfy any such Liability;

and provided further that the Indemnifying Party shall not have the right to assume control of such defense and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Parties, if the claim that the Indemnifying Party seeks to assume control of (a) seeks non-monetary relief, (b) involves criminal or quasi-criminal allegations, (c) involves a claim to which any Indemnified Party reasonably believes and reasonably demonstrates an adverse determination would be materially detrimental to or materially injure such Indemnified Party's reputation or future business prospects, or (d) involves a claim that, upon petition by any Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend (the claims described in (a) through (d) are collectively referred to as the "Reserved Indemnification Claims").

If the Indemnifying Party is permitted to assume and control the defense and elects to do so, each Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by such Indemnified Party shall be at the expense of the Indemnified Party unless (a) the employment thereof has been specifically authorized by the Indemnifying Party in writing, or (b) the Indemnified Party has been advised in writing by its counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party.

If the Indemnifying Party controls the defense of any such claim, the Indemnifying Party shall obtain the prior written consent of each Indemnified Party before entering into any settlement of a claim or ceasing to defend such claim, if pursuant to or as a result of such settlement or cessation, injunction or other equitable relief will be imposed against such Indemnified Party, if such settlement does not expressly and unconditionally release such Indemnified Party from all Liabilities (other than those paid or satisfied by the Indemnifying Party) with respect to such claim and all other claims arising out of the same or similar facts and circumstances, with prejudice, or if such settlement could adversely affect any Tax or other Liability of such Indemnified Party (unless paid or satisfied by the Indemnifying Party).

Notwithstanding any provision in this Agreement to the contrary, in connection with any proceeding against an Indemnified Party brought or asserted by any third Person which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to this Article 8, the Indemnifying Party shall reimburse such Indemnified Party for all costs, fees, and expenses incurred by the Indemnified Party pursuant to this Agreement (including the reasonable fees and expenses of counsel) in connection with such proceeding as they are incurred.

8.7.     Procedure for Other Claims. If any Indemnified Party claims indemnification under this Article 8 (other than with respect to a claim brought by a third Person), such Indemnified Party shall give prompt written notice to the Indemnifying Party after discovering the Liability, obligation, or facts giving rise to such claim for indemnification, describing the claim, the amount thereof (if known and quantifiable), and the basis for such claim; provided that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its Liabilities under this Agreement except to the extent such failure shall have materially harmed the Indemnifying Party. If the Indemnifying Party does not notify such Indemnified Party within 30 days after such notice of claim for indemnification is provided by the Indemnified Party that the Indemnifying Party disputes such claim, then the amount of such claim shall be conclusively deemed a Liability of the Indemnifying Party pursuant to this Article 8.

8.8.     Maximum Contribution. If and to the extent any provision of this Article 8 is unenforceable for any reason, the Indemnifying Party shall make the maximum contribution to the payment and satisfaction of any Loss (subject to all applicable limitations, deductibles, caps and other restrictions in this Agreement) for which indemnification is provided for in this Article 8 that is permissible under applicable legal requirements.

8.9.     Payment of Indemnity and Contribution Obligations. Each Indemnifying Party agrees to pay all of its Liabilities pursuant to this Article within five days after the determination of any such Liability in accordance with this Article. All payments shall be made by wire transfer or otherwise in immediately available funds. If any Indemnifying Party fails to make any payment required by this Article within such five day period, such payment shall accrue interest at a per annum rate equal to the lesser of 8% or the maximum legal rate permitted by applicable law. Notwithstanding anything to the contrary contained in the Agreement, except as otherwise set forth under Section 8.12, the sole and exclusive source of payment of any liabilities of any Seller for indemnification (or other Liability) is the Escrow Amount held from time to time by the Escrow Agent pursuant to the Escrow Agreement.

8.10.     Exclusive Remedies. If the Closing occurs, the remedies set forth in this Article shall be the sole and exclusive remedies available to any Buyer Indemnified Party and any Seller Indemnified Party, except (a) for Losses arising out of the fraud of a Party, (b) Losses arising out of an intentional and willful breach of a covenant by a Party, and (c) there shall be no limitation on the nature of damages or relief available to a Party for a breach or threatened breach of Sections 7.6, 7.12, or 7.19 above.

8.11.     Purchase Price Adjustment. Any indemnification payments under this Article shall be treated by the Parties as an adjustment to the Purchase Price.

8.12.     Funding of Indemnity Payments. Notwithstanding anything to the contrary contained in this Agreement, any claim by any Buyer Indemnified Party for Losses pursuant to this Article 8 shall be payable solely and exclusively from the Escrow Amount then held under the Escrow Agreement, in accordance with the terms and conditions of the Escrow Agreement; and Sellers shall have no direct liability for any Losses except only to the extent of Losses caused by (a) Fraud by any Seller; (b) intentional breach by any Seller for the purpose of misleading Buyer or misstating material facts to Buyer; or (c) with respect to Losses payable due to breaches of any Fundamental Representation.

ARTICLE 9

MISCELLANEOUS

9.1.     Amendments. This Agreement cannot be amended, altered, or modified unless done so in a writing that is signed by a duly authorized representative of the Party against whom such modification is sought to be enforced. No course of dealing between Parties shall be deemed effective to modify, amend, or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

9.2.     Waiver. No provision of this Agreement shall be deemed waived by any Party, unless such waiver is in writing, signed by a duly authorized representative of the Party against whom such waiver is sought to be enforced. A waiver by any Party of any breach or failure to comply with any provision of this Agreement by any other Party shall not be construed as or constitute a continuing waiver of such provision or a waiver of any other breach of or failure to comply with any other provision of this Agreement.

9.3.     Successors and Assigns. Except as otherwise expressly provided in this Agreement, this Agreement and all of the covenants and agreements contained in this Agreement and rights, interests, or obligations pursuant to this Agreement, by or on behalf of the Parties, shall bind and inure to the benefit of the respective successors and assigns of the Parties whether so expressed or not, except that neither this Agreement nor any of the covenants and agreements set forth in this Agreement or rights, interests, or obligations pursuant to this Agreement may be assigned or delegated by any Seller without the prior written consent of Buyer, which may be withheld in its sole discretion. Notwithstanding the foregoing, Buyer may assign and delegate to an Affiliate any of its rights, interests, and obligations pursuant to this Agreement, without the consent of any Seller in which event Buyer shall be and remain jointly and severally liable with the permitted assignee for all duties, obligations and liabilities of Buyer as under this Agreement and Transaction Documents. Buyer shall provide reasonably prompt notice of any such assignment to the Representative.

9.4.     Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held, in whole or in part, to be prohibited by or invalid under applicable law, the remainder of such provision and this Agreement shall remain in full force and effect, with the offensive term or condition being stricken to the extent necessary to comply with any conflicting law.

9.5.     Counterparts. This Agreement may be executed in two or more counterparts (including by fax or email), any one of which need not contain the signatures of all Parties, but all such counterparts taken together shall constitute one and the same Agreement. This Agreement shall become a binding agreement only when each Party shall have executed one counterpart and delivered it to the other Parties.

9.6.     Interpretation. All definitions in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Wherever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine and neuter forms. As used in this Agreement, the words "include," "includes," and "including" shall be deemed to be followed by the phrase "but not limited to." Any references in this Agreement to "Sections" or "Articles" shall, unless otherwise specified, refer to Sections or Articles, respectively, of this Agreement. The Schedules and Exhibits referred to in this Agreement shall be construed with and as an integral part of this Agreement, to the same extent as if set forth verbatim in this Agreement. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favorably or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Whenever any provision of this Agreement permits a Party to exercise its discretion (including any provision that requires an item to be completed or performed in a manner, or to be on such terms as are, satisfactory or acceptable to such Party), such provision shall not be deemed to include any reasonableness standard (regardless of whether or not such provision includes the phrase "in its sole discretion" or words of similar import).

9.7.     Entire Agreement. This Agreement and the agreements and documents referred to in this Agreement (including each of the Transaction Documents) contain the entire agreement and understanding and representations and warranties between the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings and representations and warranties (including the Letter of Intent entered into among Spartan and Smeal, dated September 9, 2016), whether written or oral, relating to such subject matter in any way.

9.8.     Applicable Law; Dispute Resolution. The terms and conditions of this Agreement shall be governed, construed, interpreted, and enforced in accordance with the domestic laws of the State of Illinois, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Michigan. In the event of a dispute between the Parties arising out of this Agreement, good faith efforts shall be made to resolve the dispute through negotiations. If the negotiations do not conclude with a mutually agreed upon solution within 30 days (or its agreed upon extension), the Parties agree to mediate any dispute. If the Parties cannot agree upon a mediator, each shall select one name from a list of mediators maintained by any bona fide dispute resolution provider or other private mediator; the two selected shall then choose a third Person who will serve as mediator. The mediation shall be held in Chicago, Illinois. The Parties agree to have the principals participate in the mediation process, including being present throughout the mediation session(s). The Parties shall have 45 days within which to commence the first mediation session following the conclusion of their good faith negotiations or expiration of the time within which to negotiate. The Parties agree that any mediated settlement agreement may be converted to a judgment and enforced according to the governing rules of civil procedure. The Parties further confirm their motivating purpose in selecting mediation is to find a solution that serves their respective and mutual interests, including their continuing business/professional relationship.

9.9.     No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted successors and assigns, and nothing in this Agreement, expressed or implied, shall give or be construed to give any Person, other than the Parties and such permitted successors and assigns, any legal or equitable rights under this Agreement.

9.10.     Notices. All notices, demands, or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) upon personal delivery to the recipient, if during business hours on a business day (and otherwise, on the next succeeding business day), (b) when received by fax, if during business hours on a business day (and otherwise, on the next succeeding business day), but only if a copy is also delivered to the recipient by reputable overnight courier, with charges prepaid, (c) one business day after being sent to the recipient by reputable overnight courier, with charges prepaid, or (d) four business days after being mailed to the recipient by certified or registered mail, return receipt requested, and postage prepaid. Such notices, demands, and other communications shall be sent to the recipient Party at the address for such Party set forth below (or such other address as may be specified by the relevant Party providing notice to each other Party in accordance with this Section). Proof of sending any notice, demand, or other communication shall be the responsibility of the sender.

If to Buyer, to:

Spartan Motors, Inc.

1541 Reynolds Road

Charlotte, Michigan 48813

Attn: CEO or CFO or General Counsel

Telephone: 517-543-6400

Facsimile: 517-543-5403

With a copy to:

Varnum LLP

333 Bridge St., NW, Suite 1700

Grand Rapids, Michigan 49504

Attn: Kimberly Baber

Telephone: 616-336-6000

Facsimile: 616-336-7000

If to any Seller or the Representative, to:

Rodney D. Cerny, Representative

1605 North 141st Ave.

Omaha, NE 68154

Telephone: 402-986-6182

Facsimile: 402-392-7837

With a copy to:

McGill, Gotsdiner, Workman & Lepp, P.C., L.L.O.

Attn: Gary Gotsdiner

11404 West Dodge Road, Suite 500

Omaha, NE 68154-2584

Telephone: 402-492-9200

Facsimile: 402-492-9222

[Signatures appear on the following page.]

INTENDING TO BE LEGALLY BOUND, the parties have entered into this Asset Purchase Agreement as of the Signing Date.

BUYER: Spartan Motors USA, Inc.

/s/ Daryl M. Adams
By:	Daryl M. Adams
Its:	Chief Executive Officer

SELLERS: Smeal Fire Apparatus Co.

/s/ Mark Dennison Huson
By:	Mark Dennison Huson
Its:	President

Smeal Properties, Inc.

/s/ Mark Dennison Huson
By:	Mark Dennison Huson
Its:	President

Ladder Tower Co.

/s/ Mark Dennison Huson
By:	Mark Dennison Huson
Its:	President

U.S. Tanker Co.

/s/ Mark Dennison Huson
By:	Mark Dennison Huson
Its:	President

REPRESENTATIVE:

/s/ Rod Cerny
Rod Cerny

EXHIBIT A

FORM OF ESCROW AGREEMENT

THIS ESCROW AGREEMENT is entered into as of [January 1, 2017], by and among Spartan Motors USA, Inc., a South Dakota corporation (“Buyer”), Smeal Fire Apparatus Co., a Nebraska corporation (“Seller”, and together with Buyer, sometimes referred to individually as “Party” and collectively as the “Parties”), and JPMorgan Chase Bank, NA (the “Escrow Agent”).

WHEREAS, the Parties have, with certain other parties, entered into an Asset Purchase Agreement dated as of December 12, 2016 (the "Purchase Agreement"); and

WHEREAS, capitalized terms used in this Agreement without being defined shall have the meanings assigned to them in the Purchase Agreement; and

WHEREAS, pursuant to the Purchase Agreement, the Parties have agreed to deposit in escrow certain funds and wish such deposit to be subject to the terms and conditions set forth herein.

1.     Appointment. The Parties hereby appoint Escrow Agent as their escrow agent for the purposes set forth herein, and Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.

2.     Fund; Investment.

(a)      Buyer agrees to deposit with Escrow Agent the sum of $4,000,000 (“Escrow Deposit”). Escrow Agent shall hold the Escrow Deposit in one or more demand deposit accounts and shall invest and reinvest the Escrow Deposit and the proceeds thereof (“Fund”) in a JPMorgan Money Market Deposit Account (“MMDA”), or a successor investment offered by Escrow Agent. MMDAs have rates of compensation that may vary from time to time based as determined by Escrow Agent. Instructions to make any other investment (“Alternative Investment”), and any instructions to change investments, must be in a joint writing and executed by an Authorized Representative (as defined in Section 3 below), of each of the Parties and shall specify the type and identity of the investments to be purchased and/or sold.

(b)      The Escrow Agent is hereby authorized to execute purchases and sales of investments through the facilities of its own trading or capital markets operations or those of any affiliated entity and the Escrow Agent or any affiliated entity may act as counterparty with respect to such investments. Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys held in the Fund or the purchase, sale, retention or other disposition of any investment described herein, and each Party acknowledges that it was not offered any investment, tax or accounting advice or recommendation by Escrow Agent with regard to any investment and has made an independent assessment of the suitability and appropriateness of any investment selected hereunder for purposes of this Agreement. Market values, exchange rates and other valuation information (including without limitation, market value, current value or notional value) of any Alternative Investment furnished in any report or statement may be obtained from third party sources and is furnished for the exclusive use of the Parties.  Escrow Agent has no responsibility whatsoever to determine the market or other value of any Alternative Investment and makes no representation or warranty, express or implied, as to the accuracy of any such valuations or that any values necessarily reflect the proceeds that may be received on the sale of an Alternative Investment.  Escrow Agent shall not have any liability for any loss sustained as a result of any investment made pursuant to the terms of this Agreement or as a result of any liquidation of any investment prior to its maturity or for the failure of an Authorized Representative of the Parties to give Escrow Agent instructions to invest or reinvest the Fund. Escrow Agent shall have the right to liquidate any investments held in order to provide funds necessary to make required payments under this Agreement.

(c)      All interest or other income earned under this Agreement shall be allocated to Seller and reported, by Escrow Agent to the IRS, or any other taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned from the Escrow Deposit by Seller whether or not said income has been distributed during such year. Escrow Agent shall withhold any taxes it deems appropriate in the absence of proper tax documentation or as required by law, and shall remit such taxes to the appropriate authorities.

3.     Disposition and Termination.

(a)      The Escrow Agent shall disburse the Fund in accordance with this Section 3(a):

(i)

The Escrow Agent shall release all or any portion of the Fund, from time to time, in accordance with joint written instructions in the form of Exhibit A-1 annexed hereto signed by an Authorized Representative of each Party (“Joint Instructions”).

(ii)

Buyer may make claims upon the Fund in accordance with, and subject to the terms and conditions of, Article VIII of the Purchase Agreement, by delivering to Escrow Agent at any time on or before [January 1, 2019] (the "Release Date") a written notice (a "Buyer Notice") substantially in the form of Exhibit A-2 signed by an Authorized Representative of Buyer and specifying in reasonable detail the individual items of damages for which indemnification is being sought pursuant to the Purchase Agreement. Buyer shall, concurrently with the sending of any Buyer Notice to Escrow Agent, provide a copy of such Buyer Notice to the Representative.

(aa)

Unless the Escrow Agent receives, within thirty (30) calendar days after the Escrow Agent's receipt of a Buyer Notice, a written objection from Seller substantially in the form of Exhibit A-3 signed by an Authorized Representative of Seller and specifying in reasonable detail the basis for Seller's objection to the Buyer Notice, the Escrow Agent shall deliver to Buyer an amount from the Fund equal to the amount claimed in such Buyer Notice.

(bb)

If the Escrow Agent receives a written objection to a Buyer Notice from Seller within the thirty (30) calendar day period described in the preceding paragraph, then the Escrow Agent shall not disburse any funds from the Fund with respect to such Buyer Notice unless and until the Escrow Agent receives either Joint Instructions or a Final Determination with respect to such Buyer Notice. Seller shall, concurrently with the sending of any objection to a Buyer Notice to Escrow Agent, provide a copy of such objection to a Buyer Notice to Buyer.

(iii)

For purposes of this Agreement, the “Fund Balance” means the remaining balance, if any, of the Fund as of the Release Date, less the aggregate amount claimed as damages by Buyer in all Buyer Notices received by the Escrow Agent on or prior to the Release Date to the extent such Buyer Notices have not resulted in a disbursement from the Fund pursuant to Section 3(a)(ii) above. On the Release Date, or as soon as possible thereafter, Escrow Agent shall disburse the Fund Balance to Seller.

(iv)

For purposes of this Agreement, “Final Determination” shall mean a court order, arbitration award or similar determination by a court, arbitrator, or similar authority that is accompanied by (A) a written certification from independent legal counsel for the Party submitting the Final Determination to the Escrow Agent attesting that such order, award, or determination is final and not subject to further proceedings or appeal, together with (B) a written instruction from the Party submitting the Final Determination to the Escrow Agent that specifies the amount of the Fund to be distributed and the person to whom such distribution is to be made. Escrow Agent shall be entitled to conclusively rely upon any such certification and instruction and shall have no responsibility to review the order, award, or determination to which such certification and instruction refers or to make any determination as to whether such order, award, or determination is final.

(v)

Notwithstanding anything to the contrary set forth in Section 8, any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of the Fund, must be in writing and executed by the appropriate Party or Parties as evidenced by the signatures of the person or persons signing this Agreement or one of their designated persons as set forth on the Designation of Authorized Representatives attached hereto as Schedule 1-A and 1-B (each an “Authorized Representative”), and delivered to Escrow Agent only by confirmed facsimile or as a Portable Document Format (“PDF”) attached to an email on a Business Day only at the fax number or email address set forth in Section 8 below. Each Designation of Authorized Representatives shall be signed by a Secretary, any Assistant Secretary or other duly authorized officer of the named Party. No instruction for or related to the transfer or distribution of the Fund shall be deemed delivered and effective unless Escrow Agent actually shall have received it on a Business Day by facsimile or as a PDF attached to an email only at the fax number or email address set forth in Section 8 and as evidenced by a confirmed transmittal to the Party’s or Parties’ transmitting fax number or email address and Escrow Agent has been able to satisfy any applicable security procedures as may be required hereunder. Escrow Agent shall not be liable to any Party or other person for refraining from acting upon any instruction for or related to the transfer or distribution of the Fund if delivered to any other fax number or email address, including but not limited to a valid email address of any employee of Escrow Agent. The Parties each acknowledge that Escrow Agent is authorized to use the following funds transfer instructions to disburse any funds due to the respective Party below, without a verifying call-back as set forth in Section 3(b) below:

Buyer:	Bank name:	Seller:	Bank name:
	Bank Address: ABA number: Credit A/C Name: Credit A/C #: Credit A/C Address: If Applicable:		Bank Address: ABA number: Credit A/C Name: Credit A/C #: Credit A/C Address: If Applicable:
	FFC A/C Name: FFC A/C #: FFC A/C Address:		FFC A/C Name: FFC A/C #: FFC A/C Address:

(b)      In the event any other funds transfer instructions are set forth in a permitted instruction from a Party or the Parties in accordance with Section 3(a), Escrow Agent is authorized to confirm such instructions by a telephone call-back to one of the Authorized Representatives, and Escrow Agent may rely upon the confirmation of anyone purporting to be that Authorized Representative. The persons designated as Authorized Representatives and telephone numbers for same may be changed only in a writing executed by Authorized Representative or other duly authorized officer of the applicable Party setting forth such changes and actually received by Escrow Agent via facsimile or as a PDF attached to an email. Except as set forth in Section 3(a) above, no funds will be disbursed until an Authorized Representative is able to confirm such instructions by telephone callback.

(c)      Escrow Agent, any intermediary bank and the beneficiary's bank in any funds transfer may rely upon the identifying number of the beneficiary’s bank or any intermediary bank included in a funds transfer instruction provided by a Party or the Parties and confirmed by an Authorized Representative. Further, the beneficiary’s bank in the funds transfer instructions may make payment on the basis of the account number provided in such Party’s or the Parties’ instruction and confirmed by an Authorized Representative even though it identifies a person different from the named beneficiary..

(d)      As used in this Section 3, “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which Escrow Agent located at the notice address set forth below is authorized or required by law or executive order to remain closed. The Parties acknowledge that the security procedures set forth in this Section 3 are commercially reasonable. Upon delivery of the Fund in full by Escrow Agent pursuant to this Section 3, this Agreement shall terminate, and all related account(s) shall be closed, subject to the provisions of Section 6.

4.     Escrow Agent. Escrow Agent shall have only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties, including but not limited to any fiduciary duty, shall be implied. Escrow Agent has no knowledge of, nor any obligation to comply with, the terms and conditions of any other agreement between the Parties, nor shall Escrow Agent be required to determine if any Party has complied with any other agreement. Notwithstanding the terms of any other agreement between the Parties, the terms and conditions of this Agreement shall control the actions of Escrow Agent. Escrow Agent may conclusively rely upon any written notice, document, instruction or request delivered by the Parties believed by it to be genuine and to have been signed by an Authorized Representative(s), as applicable, without inquiry and without requiring substantiating evidence of any kind and Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request. Any notice, document, instruction or request delivered by a Party but not required under this Agreement may be disregarded by the Escrow Agent. Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in good faith except to the extent that Escrow Agent's gross negligence or willful misconduct was the cause of any direct loss to either Party. Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through affiliates or agents. In the event Escrow Agent shall be uncertain, or believes there is some ambiguity, as to its duties or rights hereunder or receives instructions, claims or demands from any Party hereto which in Escrow Agent’s judgment conflict with the provisions of this Agreement, or if Escrow Agent receives conflicting instructions from the Parties, Escrow Agent shall be entitled either to: (a) refrain from taking any action until it shall be given (i) a joint written direction executed by Authorized Representatives of the Parties which eliminates such conflict or (ii) court order issued by a court of competent jurisdiction (it being understood that the Escrow Agent shall be entitled conclusively to rely and act upon any such court order and shall have no obligation to determine whether any such court order is final); or (b) file an action in interpleader. Escrow Agent shall have no duty to solicit any payments which may be due it or the Fund, including, without limitation, the Escrow Deposit nor shall the Escrow Agent have any duty or obligation to confirm or verify the accuracy or correctness of any amounts deposited with it hereunder. The Parties grant to the Escrow Agent a lien and security interest in the Fund in order to secure any indemnification obligations of the Parties or obligation for fees or expenses owed to the Escrow Agent hereunder. Anything in this Agreement to the contrary notwithstanding, in no event shall Escrow Agent be liable for special, incidental, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action; provided however, that the foregoing shall not apply to the extent such loss or damage is caused by fraud on the part of Escrow Agent.

5.     Succession. Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving no less than thirty (30) days advance notice in writing of such resignation to the Parties or may be removed, with or without cause, by the Parties at any time after giving not less than thirty (30) days advance joint written notice to the Escrow Agent. Escrow Agent’s sole responsibility after such thirty (30) day notice period expires shall be to hold the Fund (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent, if any, appointed by the Parties, or such other person designated by the Parties, or in accordance with the directions of a final court order, at which time of delivery, Escrow Agent’s obligations hereunder shall cease and terminate. If prior to the effective resignation or removal date, the Parties have failed to appoint a successor escrow agent, or to instruct the Escrow Agent to deliver the Fund to another person as provided above, or if such delivery is contrary to applicable law, at any time on or after the effective resignation date, Escrow Agent either (a) may interplead the Fund with a court located in the State of Illinois and the costs, expenses and reasonable attorney’s fees which are incurred in connection with such proceeding may be charged against and withdrawn from the Fund; or (b) appoint a successor escrow agent of it own choice. Any appointment of a successor escrow agent shall be binding upon the Parties and no appointed successor escrow agent shall be deemed to be an agent of Escrow Agent. Escrow Agent shall deliver the Fund to any appointed successor escrow agent, at which time Escrow Agent’s obligations under this Agreement shall cease and terminate. Any entity into which Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business may be transferred, shall be the Escrow Agent under this Agreement without further act.

6.     Compensation; Acknowledgment. The Parties agree jointly and severally to pay Escrow Agent upon execution of this Agreement and from time to time thereafter reasonable compensation for the services to be rendered hereunder, which unless otherwise agreed in writing, shall be as described in Schedule 2. Each of the Parties further agrees to the disclosures and agreements set forth in Schedule 2.

7.      Indemnification and Reimbursement. The Parties agree jointly and severally to indemnify, defend, hold harmless, pay or reimburse Escrow Agent and its affiliates and their respective successors, assigns, directors, agents and employees (the “Indemnitees”) from and against any and all losses, damages, claims, liabilities, costs or expenses (including attorney’s fees) (collectively “Losses”), resulting directly or indirectly from (a) Escrow Agent’s performance of this Agreement, except to the extent that such Losses are determined by a court of competent jurisdiction to have been caused by the gross negligence, willful misconduct, or bad faith of such Indemnitee; and (b) Escrow Agent’s following, accepting or acting upon any instructions or directions, whether joint or singular, from the Parties received in accordance with this Agreement. The Parties hereby grant Escrow Agent a right of set-off against the Fund for the payment of any claim for indemnification, fees, expenses and amounts due to Escrow Agent or an Indemnitee. The obligations set forth in this Section 7 shall survive the resignation, replacement or removal of Escrow Agent or the termination of this Agreement.

8.     Notices. Except as otherwise provide in Section 3, all communications hereunder shall be in writing or set forth in a PDF attached to an email, and shall be delivered by facsimile, email or overnight courier only to the appropriate fax number, email address, or notice address set forth for each party as follows:

If to Buyer:                       (street address)

(City, state [country], zip [postal code])

Attention:

Tel No.:

Fax No.:

With copies to:                (street address)

(City, state [country], zip [postal code])

Attention:

Tel No.:

Fax No.:

If to Seller:                        (street address)

(City, state [country], zip [postal code])

Attention:

Tel No.:

Fax No.:

With copies to:                (street address)

(City, state [country], zip [postal code])

Attention:

Tel No.:

Fax No.:

If to Escrow Agent:                 JPMorgan Chase Bank, N.A.

Escrow Services

10 South Dearborn, Mail Code IL1-0113

Chicago, IL 60603

Attention:

Fax No.: (312) 954-0430

Email Address:

(Chicago) mw.escrow@jpmorgan.com

9.     Compliance with Court Orders. In the event that a legal garnishment, attachment, levy, restraining notice or court order is served with respect to any of the Fund, or the delivery thereof shall be stayed or enjoined by an order of a court, Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all such orders so entered or issued, and in the event that Escrow Agent obeys or complies with any such order it shall not be liable to any of the Parties hereto or to any other person by reason of such compliance notwithstanding such order be subsequently reversed, modified, annulled, set aside or vacated.

10.     Miscellaneous.

(a)      The provisions of this Agreement may be waived, altered, amended or supplemented only by a writing signed by the Escrow Agent and the Parties. Neither this Agreement nor any right or interest hereunder may be assigned by any Party without the prior consent of Escrow Agent and the other Party. This Agreement shall be governed by and construed under the laws of the State of Illinois. Each Party and Escrow Agent irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in the State of Illinois. To the extent that in any jurisdiction either Party may now or hereafter be entitled to claim for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, such Party shall not claim, and hereby irrevocably waives, such immunity. Escrow Agent and the Parties further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Agreement.

(b)      No party to this Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control. This Agreement and any joint instructions from the Parties may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument or instruction, as applicable. This Agreement may be executed and transmitted by facsimile or as a PDF attached to an email or may be electronically signed and each such execution shall be of the same legal effect, validity and enforceability as a manually executed original, wet-inked signature. All signatures of the parties to this Agreement may be transmitted by facsimile or as a PDF attached to an email, and such facsimile or PDF will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party. If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. The Parties each represent, warrant and covenant that (i) each document, notice, instruction or request provided by such Party to Escrow Agent shall comply with applicable laws and regulations; (ii) such Party has full power and authority to enter into this Agreement and to perform all of the duties and obligations to be performed by it hereunder; (iii) the person(s) executing this Agreement on such Party’s behalf and certifying Authorized Representatives in the applicable Schedule 1 has been duly and properly authorized to do so, and each Authorized Representative of such Party has been duly and properly authorized to take actions specified for such person in the applicable Schedule 1. Except as expressly provided in Section 7 above, nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than Escrow Agent and the Parties any legal or equitable right, remedy, interest or claim under or in respect of the Fund or this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date set forth above.

BUYER	JPMORGAN CHASE BANK, NA,

By:______________________________	By:______________________________
Name:____________________________	Name:____________________________
Title: ____________________________	Title: ____________________________

SELLER

By:______________________________
Name:____________________________
Title: ____________________________

EXHIBIT A-1

Form of Escrow Release Notice – Joint Instructions

JPMorgan Chase Bank, N.A., Escrow Services

[Address]

[Fax No.]

[Email Address]

Date:

Re:	Escrow Agreement dated as of [January 1, 2017] by and among Spartan Motors USA, Inc (“Buyer”), Smeal Fire Apparatus Co. (“Seller”), and JPMorgan Chase Bank, NA (the “Escrow Agent”).

Escrow Account no. [ ]

Dear Sir/Madam:

We refer to the above referenced Escrow Agreement. Capitalized terms in this letter that are not otherwise defined shall have the same meaning given to them in the Escrow Agreement.

The Parties jointly instruct the Escrow Agent to release the Fund, or the portion specified below, to the specified party as instructed below.

Amount

(In writing)

Beneficiary

City

Country

US Instructions:

Bank

Bank address

ABA Number:

Credit A/C Name:

Credit A/C #:

Credit A/C Address:

If Applicable:

FFC A/C Name:

FFC A/C #:

FFC A/C Address:

FOR AND ON BEHALF OF BUYER:	FOR AND ON BEHALF OF SELLER:

Name: Date: Title:	Name: Date: Title:

EXHIBIT A-2

Form of Indemnification Claim Notice

[Date]

JPMorgan Chase Bank, N.A.

Escrow Services

[Address]

[Fax Number]

[Name and Address of Other Party]

Dear Sir/Madam:

This notice is being delivered pursuant to Section 3(a)(ii) of the Escrow Agreement (the "Escrow Agreement"), dated [January 1, 2017] by and among Spartan Motors USA, Inc., a South Dakota corporation (“Buyer”), Smeal Fire Apparatus Co., a Nebraska corporation (“Seller”), and JPMorgan Chase Bank, NA (the “Escrow Agent”). Capitalized terms in this letter that are not otherwise defined shall have their meanings set forth in the Escrow Agreement.

Buyer hereby gives notice pursuant to Section 3(a)(ii) of the Escrow Agreement of a claim for indemnification made pursuant to the Purchase Agreement, as defined in the Escrow Agreement. The amount of the claim is $______________.

The summary for the basis of such claim is as follows:

[Insert details]

Buyer hereby certifies to the Escrow Agent that this notice was delivered to the Representative.

Spartan Motors USA, Inc.

By: ________________________

Title: _______________________

Date: _______________________

EXHIBIT A-3

Form of Indemnification Claim Objection Notice

[Date]

JPMorgan Chase Bank, N.A.

Escrow Services

[Address]

[Fax Number]

[Name and Address of Other Party]

Dear Sir/Madam:

This notice is being delivered pursuant to Section 3(a)(ii)(aa) of the Escrow Agreement (the "Escrow Agreement"), dated [January 1, 2017] by and among Spartan Motors USA, Inc., a South Dakota corporation (“Buyer”), Smeal Fire Apparatus Co., a Nebraska corporation (“Seller”), and JPMorgan Chase Bank, NA (the “Escrow Agent”). Capitalized terms in this letter that are not otherwise defined shall have their meanings set forth in the Escrow Agreement.

Seller hereby objects to the claim for indemnification filed by Buyer, as described in the notice delivered by Buyer to Escrow Agent dated ___________________, and requests that the amount of such claim not be disbursed to Buyer.

Seller hereby certifies to the Escrow Agent that this notice was delivered to Buyer.

Smeal Fire Apparatus Co.

By: ________________________

Title: _______________________

Date: _______________________

 Schedule 1-A

[Insert name of BUYER]

DESIGNATION OF AUTHORIZED

REPRESENTATIVES

The undersigned,                                                         , being the duly elected, qualified and acting                                                          of                                                         (“Buyer”), does hereby certify:

1.     That each of the following persons is at the date hereof an Authorized Representative, as such term is defined in the Escrow Agreement, dated ________________, 20__, by and among Buyer, Seller and Escrow Agent (the “Escrow Agreement”), that the signature appearing opposite each person’s name is the true and genuine signature of such person, and that each person’s contact information is current and up-to-date at the date hereof. Each of the Authorized Representatives is authorized to issue instructions, confirm funds transfer instructions by callback and effect changes in Authorized Representatives, all in accordance with the terms of the Escrow Agreement.

NAME	SIGNATURE	TELEPHONE & CELL NUMBERS

(cell)

(cell)

(cell)

2.     That pursuant to Buyer’s governing documents, as amended, the undersigned has the power and authority to execute this Designation on behalf of Buyer, and that the undersigned has so executed this Designation this _____ day of ______, 20__.

Signature:

Name:

Title:

FOR YOUR SECURITY, PLEASE CROSS OUT ALL UNUSED SIGNATURE LINES ON THIS SCHEDULE 1-A

All instructions, including but not limited to funds transfer instructions, whether transmitted by facsimile or set forth in a PDF attached to an email, must include the signature of the Authorized Representative authorizing said funds transfer on behalf of such Party.

Schedule 1-B

[Insert name of SELLER]

 DESIGNATION OF AUTHORIZED

REPRESENTATIVES

The undersigned,                                                        , being the duly elected, qualified and acting                                                         of                                                         (“Seller”), does hereby certify:

1.

That each of the following persons is at the date hereof an Authorized Representative, as such term is defined in the Escrow Agreement, dated ________________, 20__, by and among Buyer, Seller and Escrow Agent (the “Escrow Agreement”), that the signature appearing opposite each person’s name is the true and genuine signature of such person, and that each person’s contact information is current and up-to-date at the date hereof. Each of the Authorized Representatives is authorized to issue instructions, confirm funds transfer instructions by callback and effect changes in Authorized Representatives, all in accordance with the terms of the Escrow Agreement.

NAME	SIGNATURE	TELEPHONE & CELL NUMBERS

(cell)

(cell)

(cell)

2.     That pursuant to Seller’s governing documents, as amended, the undersigned has the power and authority to execute this Designation on behalf of Seller, and that the undersigned has so executed this Designation this _____ day of ______, 20__.

Signature:

Name:

Title:

FOR YOUR SECURITY, PLEASE CROSS OUT ALL UNUSED SIGNATURE LINES ON THIS SCHEDULE 1-B

All instructions, including but not limited to funds transfer instructions, whether transmitted by facsimile or set forth in a PDF attached to an email, must include the signature of the Authorized Representative authorizing said funds transfer on behalf of such Party.

Schedule 2

Account Acceptance Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .…...WAIVED

Encompassing review, negotiation and execution of governing documentation, opening of the account, and completion of all due diligence documentation. Payable upon closing.

Annual Administration Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .$3,000

The Administration Fee covers our usual and customary ministerial duties, including record keeping, distributions, document compliance and such other duties and responsibilities expressly set forth in the governing documents for each transaction. Payable upon closing and annually in advance thereafter, without pro-ration for partial years.

Extraordinary Services and Out-of Pocket Expenses

The Escrow Agent or any of its affiliates may receive compensation with respect to any Alternative Investment directed hereunder including without limitation charging any applicable agency fee or trade execution fee in connection with each transaction. Any additional services beyond our standard services as specified above, and all reasonable out-of-pocket expenses including attorney’s or accountant’s fees and expenses will be considered extraordinary services for which related costs, transaction charges, and additional fees will be billed at the Escrow Agent's then standard rate. he Escrow Agent may impose, charge, pass-through and modify fees and/or charges for any account established and services provided by the Escrow Agent, including but not limited to, transaction, maintenance, balance-deficiency, and service fees, agency or trade execution fees, and other charges, including those levied by any governmental authority.

Fee Disclosure & Assumptions: Please note that the fees quoted are based on a review of the transaction documents provided and an internal due diligence review. The Escrow Agent reserves the right to revise, modify, change and supplement the fees quoted herein if the assumptions underlying the activity in the account, level of balances, market volatility or conditions or other factors change from those used to set our fees. Payment of the invoice is due upon receipt

The escrow deposit shall be continuously invested in a JPMorgan Chase Bank money market deposit account (“MMDA”). MMDAs have rates of interest or compensation that may vary from time to time as determined by the Escrow Agent.

Disclosures and Agreements

Taxes.     The Parties shall duly complete such tax documentation or other procedural formalities necessary for Escrow Agent to complete required tax reporting and for the relevant Party to receive interest or other income without withholding or deduction of tax in any jurisdiction. Should any information supplied in such tax documentation change, the Parties shall promptly notify Escrow Agent. Escrow Agent shall withhold any taxes it deems appropriate in the absence of proper tax documentation or as required by law, and shall remit such taxes to the appropriate authorities.

Representations Relating to Section 15B of the Securities Exchange Act of 1934 (Rule 15Ba1-1 et seq.) (the “Municipal Advisor Rule). Each Party represents and warrants to the Escrow Agent that for purposes of the Municipal Advisor Rules, none of the funds (if any) currently invested, or that will be invested in the future, in money market funds, commercial paper or treasury bills under this Agreement constitute or contain (i) proceeds of municipal securities (including investment income therefrom and monies pledged or otherwise legally dedicated to serve as collateral or a source or repayment for such securities) or (ii) municipal escrow investments (as each such term is defined in the Municipal Advisor Rule).  Each Party also represents and warrants to the Escrow Agent that the person providing this certification has access to the appropriate information or has direct knowledge of the source of the funds to be invested to enable the forgoing representation to be made.  Further, each Party acknowledges that the Escrow Agent will rely on this representation until notified in writing otherwise.

Patriot Act Disclosure. Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires Escrow Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it. Accordingly, you acknowledge that Section 326 of the USA PATRIOT Act and Escrow Agent’s identity verification procedures require Escrow Agent to obtain information which may be used to confirm your identity including without limitation name, address and organizational documents (“identifying information”). You agree to provide Escrow Agent with and consent to Escrow Agent obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by the Escrow Agent.

OFAC Disclosure. Escrow Agent is required to act in accordance with the laws and regulations of various jurisdictions relating to the prevention of money laundering and the implementation of sanctions, including but not limited to regulations issued by the U.S. Office of Foreign Assets Control. Escrow Agent is not obligated to execute payment orders or effect any other transaction where the beneficiary or other payee is a person or entity with whom the Escrow Agent is prohibited from doing business by any law or regulation applicable to Escrow Agent, or in any case where compliance would, in Escrow Agent’s opinion, conflict with applicable law or banking practice or its own policies and procedures. Where Escrow Agent does not execute a payment order or effect a transaction for such reasons, Escrow Agent may take any action required by any law or regulation applicable to Escrow Agent including, without limitation, freezing or blocking funds. Transaction screening may result in delays in delays in the posting of transactions.

Abandoned Property. Escrow Agent is required to act in accordance with the laws and regulations of various states relating to abandoned property, escheatment or similar law and, accordingly, shall be entitled to remit dormant funds to any state as abandoned property in accordance with such laws and regulations. Without limitation of the foregoing, notwithstanding any instruction to the contrary, Escrow Agent shall not be liable to any Party for any amount disbursed from an account maintained under this Agreement to a governmental entity or public official in compliance with any applicable abandoned property, escheatment or similar law.

Information. The Parties authorize the Escrow Agent to disclose information with respect to this Agreement and the account(s) established hereunder, the Parties, or any transaction hereunder if such disclosure is: (i) necessary in the Escrow Agent’s opinion, for the purpose of allowing the Escrow Agent to perform its duties and to exercise its powers and rights hereunder; (ii) to a proposed assignee of the rights of Escrow Agent; (iii) to a branch, affiliate, subsidiary, employee or agent of the Escrow Agent or to their auditors, regulators or legal advisers or to any competent court; (iv) to the auditors of any of the Parties; or (v) required by applicable law, regardless of whether the disclosure is made in the country in which each Party resides, in which the Escrow Account is maintained, or in which the transaction is conducted. The Parties agree that such disclosures by the Escrow Agent and its affiliates may be transmitted across national boundaries and through networks, including those owned by third parties

THE FOLLOWING DISCLOSURES ARE REQUIRED TO BE PROVIDED UNDER APPLICABLE U.S. REGULATIONS, INCLUDING, BUT NOT LIMITED TO, FEDERAL RESERVE REGULATION D. WHERE SPECIFIC INVESTMENTS ARE NOTED BELOW, THE DISCLOSURES APPLY ONLY TO THOSE INVESTMENTS AND NOT TO ANY OTHER INVESTMENT.

Demand Deposit Account Disclosure. Escrow Agent is authorized, for regulatory reporting and internal accounting purposes, to divide an escrow demand deposit account maintained in the U.S. in which the Fund is held into a non-interest bearing demand deposit internal account and a non-interest bearing savings internal account, and to transfer funds on a daily basis between these internal accounts on Escrow Agent’s general ledger in accordance with U.S. law at no cost to the Parties. Escrow Agent will record the internal accounts and any transfers between them on Escrow Agent’s books and records only. The internal accounts and any transfers between them will not affect the Fund, any investment or disposition of the Fund, use of the escrow demand deposit account or any other activities under this Agreement, except as described herein. Escrow Agent will establish a target balance for the demand deposit internal account, which may change at any time.  To the extent funds in the demand deposit internal account exceed the target balance, the excess will be transferred to the savings internal account, unless the maximum number of transfers from the savings internal account for that calendar month or statement cycle has already occurred.  If withdrawals from the demand deposit internal account exceeds the available balance in the demand deposit internal account, funds from the savings internal account will be transferred to the demand deposit internal account up to the entire balance of available funds in the savings internal account to cover the shortfall and to replenish any target balance that Escrow Agent has established for the demand deposit internal account.  If  a sixth transfer is needed during a calendar month or statement cycle, it will be for the entire balance in the savings internal account, and such funds will remain in the demand deposit internal account for the remainder of the calendar month or statement cycle.

MMDA Disclosure and Agreement. If MMDA is the investment for the escrow deposit as set forth above or anytime in the future, you acknowledge and agree that U.S. law limits the number of pre-authorized or automatic transfers or withdrawals or telephonic/electronic instructions that can be made from an MMDA to a total of six (6) per calendar month or statement cycle or similar period. Escrow Agent is required by U.S. law to reserve the right to require at least seven (7) days notice prior to a withdrawal from a money market deposit account.

Unlawful Internet Gambling. The use of any account to conduct transactions (including, without limitation, the acceptance or receipt of funds through an electronic funds transfer, or by check, draft or similar instrument, or the proceeds of any of the foregoing) that are related, directly or indirectly, to unlawful Internet gambling is strictly prohibited.

EXHIBIT B

FORM OF NON-COMPETE AGREEMENT

This NON-COMPETE AGREEMENT (the "Agreement") is made as of [●], 2017 (the "Effective Date"), by [●] (the "Principal") in favor and for the benefit of Spartan Motors, Inc., a Michigan corporation, and all of its current and future affiliates (collectively, "Spartan").

Background

A.     The Principal is shareholder, either individually or through a revocable grantor trust, of one or more of the following entities: Smeal Fire Apparatus Co., a Nebraska corporation; Smeal Properties, Inc., a Nebraska corporation; Ladder Tower Co., a Nebraska corporation; U.S. Tanker Co., a Nebraska corporation (each, a "Seller" and collectively, the "Sellers").

B.     The Sellers; Spartan Motors USA, Inc., a Michigan corporation and wholly-owned subsidiary of Spartan Motors, Inc.; and Rod Cerny, in the capacity of Representative, have entered into an Asset Purchase Agreement dated as of December 12, 2016 (the "Purchase Agreement"), pursuant to which Spartan is acquiring substantially all of the assets of the Sellers and assuming certain of their liabilities. Capitalized terms in this Agreement not otherwise defined have the meanings given to them in the Purchase Agreement.

C.     The Assets being purchased by Spartan pursuant to the Purchase Agreement include (without limitation) (i) all right, title, and interest in and to use of each Seller's name (on a royalty-free basis) within the industries in which any Seller, Spartan, or any of their respective Affiliates currently operate; and (ii) all goodwill and the going concern value of the Business.

D.     The Principal has played an integral role in building and/or operating the Business; has important relationships with customers, dealers, suppliers, and other counterparties of one or more of the Sellers; and/or possesses key information and know-how regarding the Business, including (without limitation) its products and the industries and markets in which the Business operates and into which it may expand.

E.     In negotiating and agreeing to enter into the Purchase Agreement, Spartan specifically identified the Principal as one of eight Persons who Spartan would require sign this Agreement as a specific condition to Spartan's obligation to close the transactions described in the Purchase Agreement. Spartan believes the covenants and other agreements made by the Principal in this Agreement are critical to the value Spartan has placed on the Business, as reflected by the consideration being paid pursuant to the Purchase Agreement, and are necessary to protect Spartan's interest in the Business and the Assets being acquired.

Agreement

THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Principal agrees as follows:

1.     Restrictive Covenants. The Principal agrees that for a period of two years starting on the Effective Date:

(a)     He will not, directly or indirectly, engage in, invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend his name to, or render services or advice to, any Person whose products or activities compete, in whole or in part, directly or indirectly, with the Business, anywhere within Canada or the United States;

(b)     He will not, directly or indirectly, for or on behalf of any Person, (i) induce or attempt to induce any Person who was a dealer, customer, supplier, licensee, licensor, distributor, or who otherwise had any business relationship with any Seller at any time within the 10 years prior to the Closing or who was actively being solicited by any Seller for business (each, a "Covered Counterparty") to terminate such Covered Counterparty's relationship with Spartan, (ii) in any way interfere with the relationship between Spartan and any such Covered Counterparty, or (iii) solicit or accept the business of any Covered Counterparty for purposes of competing with the Business; and

(c)     He will not, directly or indirectly, for or on behalf of any Person, (i) induce or attempt to induce any Person who was an employee of any Seller at any time within the one year period prior to Closing (each, a "Covered Employee") to terminate such Covered Employee's employment with Spartan, (ii) in any way interfere with the relationship between Spartan and any such Covered Employee, or (iii) hire or engage as an independent contractor any such Covered Employee for any purpose, without the prior written consent of Spartan. Notwithstanding the foregoing, the restrictions set forth in this Section 1(c) shall not apply with respect to a Covered Employee whose employment was terminated by Spartan.

(d)     Notwithstanding anything in this Agreement to the contrary, no covenants or other restriction in this Agreement shall apply with respect to ownership of a publicly traded corporation or other entity provided that Principal (a) owns less than 2% of the outstanding publicly traded interests, and (b) is not an officer or director of the entity.

2.     Acknowledgments. The Principal acknowledges and agrees that (a) the covenants of the Principal contained in this Agreement form a material part of the inducement of Spartan to consummate the transactions contemplated by the Purchase Agreement, (b) Spartan would be irreparably damaged if the Principal breaches any covenants contained in this Agreement, (c) the Principal's compliance with the covenants contained in this Agreement will not unreasonably limit his ability to earn a livelihood in his chosen field of expertise; and (d) the Principal's violation of any provision of this Agreement would result in immediate and irreparable harm to Spartan, and that money damages would not provide an adequate remedy to Spartan for such harm.

3.     Remedies. If the Principal violates any provision of this Agreement, Spartan may file suit to enforce those provisions in any court of competent jurisdiction. The Principal agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that Spartan would be irreparably harmed if any of the provisions of the Agreement are not performed in accordance with their specific terms and that monetary damages may not provide adequate remedy in such event. Accordingly, in addition to any other remedies provided pursuant to this Agreement or at law, Spartan may obtain equitable relief from actual or threatened violations of this Agreement, including specific performance and temporary or permanent injunctive relief. No bond or other security will be required for Spartan to obtain equitable relief under this provision. If a court of competent jurisdiction requires the posting of a bond, the Principal agrees that a bond in the amount of $1,000 shall be adequate.

4.     Waiver. Neither the failure nor any delay by Spartan in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by Spartan, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by Spartan; (b) no waiver that may be given by Spartan will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on the Principal by Spartan will be deemed to be a waiver of any obligation of the Principal or of the right of Spartan to take further action without notice or demand as provided in this Agreement.

5.     Governing Law; Jurisdiction; Service of Process. This Agreement will be governed by the laws of the State of Michigan, without regard to conflicts of laws principles. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall only be brought in the courts of the State of Michigan, County of Kent, or, if it has or can acquire jurisdiction, in the United States District Court for the Western District of Michigan, and the Principal consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on the Principal anywhere in the world by registered or certified mail.

6.     Severability. Whenever possible, each provision of this Agreement will be interpreted in a manner to be effective and valid, but if any provision of this Agreement is held to be prohibited by law or invalid, then such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or the remaining provisions of this Agreement. If any of the covenants set forth in Section 1 are held to be unreasonable, arbitrary, or against public policy, by a court of competent jurisdiction, it is the Principal's specific intent that the restrictions shall be severable in their application to a scope, geographical area, and duration that the court deems reasonable and enforceable.

7.     Beneficiaries. The Principal agrees that the covenants set forth in this Agreement shall inure to the benefit of, and be enforceable by, Spartan (including, for the sake of clarity, each of its current and future Affiliates) and by any Person that acquires Spartan or the Business (or any substantial portion of the Business) acquired by Spartan pursuant to the Purchase Agreement.

8.     No Assignment; Binding Effect. The Principal acknowledges that he cannot assign or delegate his obligations pursuant to this Agreement to any other Person.

9.     Legal Advice. The Principal acknowledges that he has had the opportunity to consult with his legal advisors regarding the language and scope of this Agreement.

INTENDING TO BE LEGALLY BOUND, the Principal has executed this Non-Compete Agreement as of the Effective Date.

PRINCIPAL:

[●]

EXHIBIT C

FORM OF ASSIGNMENT AND BILL OF SALE

This ASSIGNMENT AND BILL OF SALE (the "Assignment"), dated as of [January 1], 2017 (the "Effective Date"), is entered into by and among [●], a Nebraska corporation ("Assignor"), and [●], a [●] ("Assignee").

Background

A.     This Assignment is given pursuant to that certain Asset Purchase Agreement, dated as of December 12, 2016 (the "Purchase Agreement"), entered into by and among Smeal Fire Apparatus Co., a Nebraska corporation ("Smeal"); Smeal Properties, Inc., a Nebraska corporation ("Properties"); Ladder Tower Co., a Nebraska corporation ("LTC"); U.S. Tanker Co., a Nebraska corporation ("UST" and, together with Smeal, Properties, and LTC, the "Sellers"); Spartan Motors USA, Inc., a South Dakota corporation (together with any assignees pursuant to Section 9.3 of the Purchase Agreement, "Spartan"); and Rod Cerny, as the Representative (as defined in the Purchase Agreement). Capitalized terms used in this Assignment without being defined shall have the meanings assigned to them in the Purchase Agreement.

B.     Pursuant to the Purchase Agreement, Sellers agreed to sell to Spartan, and Spartan agreed to purchase from Sellers, certain Assets and assume certain Assumed Liabilities, subject to the terms and conditions of the Purchase Agreement.

C.     Pursuant to Section 9.3 of the Purchase Agreement, Spartan has the right to assign its rights, interests, and obligations pursuant to the Purchase Agreement, in whole or in part, to one or more of its Affiliates. Spartan has assigned its rights to acquire the [●] Assets (defined below) to Assignee.

D.     The execution and delivery of this Assignment is a condition to the consummation of the transactions contemplated by the Purchase Agreement.

Agreement

For good and valuable consideration, including the execution and performance of the Purchase Agreement, the parties agree as follows:

1.     Transfer and Assignment. Effective as of 12:01 a.m. Eastern Time on the Effective Date, Assignor assigns, sells, transfers and sets over to Assignee, all of Assignor's right, title, benefit, privileges and interest in and to all of the Assets owned by Assignor (collectively, the "[●] Assets"), which [●] Assets include, but are not limited to, those assets listed on the attached Schedule A, free and clear of all Encumbrances other than the Permitted Encumbrances. Assignor represents and warrants to Assignee that the [●] Assets include all of the Assets owned by Assignor. If the consent or approval of any Person is required to assign any Permit, license, certification, authorization, approval of any Governmental Authority, Contract, instrument, or any claim, right, or benefit arising under any of the foregoing or resulting from any of the foregoing, included in the [●] Assets, then when such consent or approval is obtained, then this Assignment shall be effective to provide for the assignment thereof without need for further action by either Assignor or Assignee.

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2.     Terms of the Purchase Agreement. The terms of the Purchase Agreement, including Assignor's representations, warranties, covenants, agreements, and indemnities relating to the [●] Assets, are incorporated in this Assignment by this reference. The parties acknowledge and agree that the representations, warranties, covenants, agreements, and indemnities contained in the Purchase Agreement shall not be superseded by this Assignment, but shall remain in full force and effect to the full extent provided in the Purchase Agreement. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms of this Assignment, the terms of the Purchase Agreement shall govern.

3.     Further Actions. Assignor covenants and agrees, at its own expense, to execute and deliver, at the request of Assignee, such further instruments of transfer or assignment, and to take such other action as Assignee may reasonably request to more effectively consummate the transfers and assignments contemplated by this Agreement.

4.     Miscellaneous. Except as specifically provided in this Assignment or unless the context requires otherwise, Article 9 of the Purchase Agreement is incorporated by reference in this Assignment as if set out at length in this Assignment and shall be read to apply to this Assignment standing on its own.

INTENDING TO BE LEGALLY BOUND, the parties have entered into this Assignment and Bill of Sale as of the Effective Date.

ASSIGNOR:

By:
Its:

ASSIGNEE:

By:
Its:

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EXHIBIT D

FORM OF ASSIGNMENT AND ASSUMPTION OF LIABILITIES

This ASSIGNMENT AND ASSUMPTION OF LIABILITIES (the "Assignment"), dated as of [January 1], 2017 (the "Effective Date"), is entered into by and among [●], a Nebraska corporation ("Assignor"), and [●], a [●] ("Assignee").

Background

A.     This Assignment is given pursuant to that certain Asset Purchase Agreement, dated as of December 12, 2016 (the "Purchase Agreement"), entered into by and among Smeal Fire Apparatus Co., a Nebraska corporation ("Smeal"); Smeal Properties, Inc., a Nebraska corporation ("Properties"); Ladder Tower Co., a Nebraska corporation ("LTC"); U.S. Tanker Co., a Nebraska corporation ("UST" and, together with Smeal, Properties, and LTC, the "Sellers"); Spartan Motors USA, Inc., a South Dakota corporation (together with any assignees pursuant to Section 9.3 of the Purchase Agreement, "Spartan"); and Rod Cerny, as the Representative (as defined in the Purchase Agreement). Capitalized terms used in this Assignment without being defined shall have the meanings assigned to them in the Purchase Agreement.

B.     Pursuant to the Purchase Agreement, Sellers agreed to sell to Spartan, and Spartan agreed to purchase from Sellers, certain Assets and assume certain Assumed Liabilities, subject to the terms and conditions of the Purchase Agreement.

C.     Pursuant to Section 9.3 of the Purchase Agreement, Spartan has the right to assign its rights, interests, and obligations pursuant to the Purchase Agreement, in whole or in part, to one or more of its Affiliates, in which event Spartan shall be jointly and severally liable with the Assignee for any assigned duties and obligations. Spartan has assigned its obligation to assume the [●] Assumed Liabilities (defined below) to Assignee.

D.     The execution and delivery of this Assignment is a condition to the consummation of the transactions contemplated by the Purchase Agreement.

Agreement

For good and valuable consideration, including the execution and performance of the Purchase Agreement, the parties agree as follows:

1.     Transfer and Assumption. Effective as of 12:01 a.m. Eastern Time on the Effective Date, Assignor assigns to Assignee all obligations of Assignor in connection with each of the Assumed Liabilities of which Assignor is the obligor (collectively, the "[●] Assumed Liabilities"), and Assignee assumes and agrees to be responsible for the duties, obligations, terms, provisions, and covenants, in accordance with their respective terms, all of the [●] Assumed Liabilities to be observed, performed, paid, or discharged, from and after the Effective Date.

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2.     Terms of the Purchase Agreement. The terms of the Purchase Agreement, including Assignor's representations, warranties, covenants, agreements, and indemnities relating to the [●] Assumed Liabilities, are incorporated in this Assignment by this reference. The parties acknowledge and agree that the representations, warranties, covenants, agreements, and indemnities contained in the Purchase Agreement shall not be superseded by this Assignment, but shall remain in full force and effect to the full extent provided in the Purchase Agreement. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms of this Assignment, the terms of the Purchase Agreement shall govern.

3.     Further Actions. Assignee covenants and agrees, at its own expense, to execute and deliver, at the request of Assignor, such further instruments of assumption, and to take such other action as Assignor may reasonably request to more effectively consummate the assumption contemplated by this Agreement.

4.     Miscellaneous. Except as specifically provided in this Assignment or unless the context requires otherwise, Article 9 of the Purchase Agreement is incorporated by reference in this Assignment as if set out at length in this Assignment and shall be read to apply to this Assignment standing on its own.

INTENDING TO BE LEGALLY BOUND, the parties have entered into this Assignment and Assumption of Liabilities as of the Effective Date.

ASSIGNOR:

By:
Its:

ASSIGNEE:

By:
Its:

Spartan Motors USA, Inc. acknowledges and agrees that it shall remain jointly and severally liable with Assignee for the duties, obligations, terms, provisions and covenants of all Assumed Liabilities.

Spartan Motors USA, Inc.

By:
Its:

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EXHIBIT E

FORM OF LEGAL OPINION – SELLERS' COUNSEL

1.     Each Seller was duly incorporated and is validly existing and is in good standing under the laws of the State of Nebraska. Each Seller has all requisite power to carry on its respective business and to own, lease, and operate the Assets owned, leased, and/or operated by such Seller.

2.     Each Seller has all necessary corporate power and authority to execute, deliver, and perform its obligations under each Transaction Document to which it is a party and to consummate the transactions contemplated by each such Transaction Document. All corporate action required to be taken by each Seller to authorize it to execute and deliver, to perform its obligations under, and to complete the transactions pursuant to each Transaction Document to which it is a party has been duly and validly taken.

3.     Each Transaction Document to which each Seller is a party has been duly authorized, executed, and delivered by such Seller and, when executed, issued, and delivered by each other party to such Transaction Document, constitutes the legal, valid, and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except that enforcement may be subject to (a) bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance, fraudulent transfer, or other similar laws now or hereafter in effect relating to creditors' rights generally, and (b) general principles of equity (whether applied by a court of law or equity) and the discretion of the court before which any proceeding therefor may be brought.

4.     The execution, delivery, and performance of each Transaction Document to which each Seller is a party will not conflict with, or result in a breach of any of the terms of, or constitute a default under any Seller's Articles of Incorporation or Bylaws.

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